Exhibit 10.1

EXECUTION VERSION

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION

CREDIT AGREEMENT

dated as of

June 17, 2020

among

PYXUS INTERNATIONAL, INC.,

a Debtor and Debtor in Possession under Chapter 11 of the Bankruptcy Code,

as Borrower,

THE LENDERS PARTY HERETO,

and

CORTLAND CAPITAL MARKET SERVICES LLC,

as Administrative Agent and Collateral Agent

i

SCHEDULE 1.01(a):	Subsidiary Guarantors
SCHEDULE 1.01(b):	Existing Securitization Facilities
SCHEDULE 1.01(c):	Additional Investments
SCHEDULE 2.01:	Lenders, Commitments and Notice Information
SCHEDULE 3.13:	Subsidiaries
SCHEDULE 3.20:	Insurance
SCHEDULE 3.25:	Material Contracts
SCHEDULE 5.19:	Post-Closing Matters
SCHEDULE 6.04:	Permitted Asset Dispositions
SCHEDULE 6.06:	Existing Liens
SCHEDULE 7.13:	Specified Agreements

EXHIBIT A:	Administrative Questionnaire
EXHIBIT B:	Form of Assignment and Acceptance
EXHIBIT C:	Form of Borrowing Request
EXHIBIT D-1:	Form of Guarantee Agreement
EXHIBIT D-2:	Form of Pledge and Security Agreement
EXHIBIT E:	Form of Interim Order
EXHIBIT F:	Form of Compliance Certificate

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of June 17, 2020 (this “Agreement”), among PYXUS INTERNATIONAL, INC., a Virginia corporation and a Debtor and debtor in possession under Chapter 11 of the Bankruptcy Code (the “Borrower”), the Lenders (as defined in Article I), CORTLAND CAPITAL MARKET SERVICES LLC, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.

PRELIMINARY STATEMENT

WHEREAS, on June 15, 2020 (the “Petition Date”), the Borrower and certain of the Subsidiary Guarantors each filed voluntary petitions with the Bankruptcy Court commencing their respective cases that are pending under Chapter 11 of the Bankruptcy Code (each a “Case” and collectively, the “Cases”) and have continued in the possession of their assets and in the management of their business as debtors in possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, the Borrower has requested that the Lenders provide it with a term loan facility in an aggregate principal amount equal to $206,700,000 (the “Credit Facility”), subject to the conditions set forth herein, and all of the Borrower’s obligations under the Credit Facility are to be guaranteed by the Subsidiary Guarantors.

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

WHEREAS, the respective priorities of the Credit Facility and the other Obligations with respect to the DIP Collateral shall be as set forth in the Interim Order and the Final Order, in each case upon entry thereof by the Bankruptcy Court, and in the Security Documents.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Refinancing” shall mean the repayment or refinancing of all principal, accrued and unpaid interest, and fees outstanding on the Closing Date, the cash collateralization of all letters of credit (if any), the termination of all outstanding commitments, and the release of all Liens and guarantees, under that certain ABL Credit Agreement, dated as of October 14, 2016 (the “ABL Credit Agreement”), among the Borrower, the lenders and other parties from time to time party thereto, and Deutsche Bank AG New York Branch, as administrative agent and collateral agent.

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Confirmation Order” shall mean an order of the Bankruptcy Court confirming an Acceptable Plan that is in form and substance consistent with the RSA and otherwise reasonably satisfactory to the Required Financing Commitment Parties and the Loan Parties in their reasonable discretion (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Required Financing Commitment Parties in their reasonable discretion).

Signature Page to DIP Credit Agreement

“Acceptable Plan” shall mean a Reorganization Plan that is consistent with the RSA and otherwise reasonably satisfactory to the Required Financing Commitment Parties and the Loan Parties in their reasonable discretion (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Required Financing Commitment Parties in their reasonable discretion).

“Account” shall mean an “account” as such term is defined in Article 9 of the UCC, and any and all supporting obligations in respect thereof.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent Fee Letter” shall mean the Fee Letter, dated as of the Closing Date, by and among Cortland Products Corp. and the Borrower.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate in effect at approximately 11:00 a.m. (London time) on such day for a one month Interest Period commencing on the second Business Day after such day plus 1%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Applicable Percentage” shall mean, for any day, with respect to any Eurodollar Loan or ABR Loan, 10.25% per annum and 9.25% per annum, respectively

“Approved DIP Budget” shall have the meaning assigned to such term in the Interim Order or the Final Order, as applicable, and the Initial Budget shall be the “Approved DIP Budget” for all purposes of this Agreement and the other Loan Documents until superseded by any supplemental budget as set forth in Section 5.01(o) and for purposes of the DIP Variance Report and the covenant set forth in Section 6.09 shall refer to the most recently delivered Approved DIP Budget for the weeks covered thereby, and for prior periods, the Approved DIP Budget in effect at the beginning of such period; provided that for the first four weeks for which the DIP Variance Report and the covenant set forth in Section 6.09 are applicable, the Approved DIP Budget shall be the Initial Budget for all purposes.

“Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person) but excluding sales, transfer or other dispositions permitted under Section 6.04 (other than Section 6.04(i)).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Automatic Stay” shall have the meaning assigned to such term under Section 362 of the Bankruptcy Code.

“Backstop Commitment Party” shall mean each Lender (or affiliate thereof) identified as a “Backstop Party” on Schedule 3 to the RSA.

“Bank Product Obligations” shall mean all obligations and liabilities (whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred) of the Borrower or any Subsidiary, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, which may arise under, out of, or in connection with any treasury, investment, depository, clearing house, wire transfer, cash management or automated clearing house transfers of funds services or any related services, to any person.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor thereto.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware, or any other court having jurisdiction over the Cases from time to time.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Cases.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” shall mean, as of any date of calculation, the amount calculated pursuant to the Borrowing Base Certificate most recently delivered to the Administrative Agent in accordance with Section 5.01(h), equal to the “Borrowing Base” as defined in the ABL Credit Agreement as in effect immediately prior to the ABL Refinancing.

“Borrowing Base Certificate” shall have the meaning assigned to such term in Section 5.01(h).

“Borrowing Request” shall mean a written request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business” shall mean any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other business entity (or the adjectival form thereof, where appropriate) or the equivalent of the foregoing in any foreign jurisdiction.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Carve Out” shall have the meaning assigned to such term in the Interim Order or the Final Order, as applicable.

“Case” or “Cases” shall have the meaning assigned to such term in the preliminary statement.

“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition (“Government Obligations”), (b) Investments in deposits in (including money market funds of), or certificates of deposits, bankers’ acceptances, export notes, trade credit assignments, guarantees and instruments of a similar nature issued by, (i) any bank or trust company organized under the laws of the United States or any state thereof having capital and surplus in excess of $100,000,000, (ii) any international bank organized under the laws of any country which is a member of the OECD or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, or (iii) leading banks in a country where the Borrower or the Subsidiary making such Investment does business; provided, that all such Investments mature within 270 days of the date of such Investment; and provided, further, that all Investments pursuant to clause (iii) above are (A) solely of funds generated in the ordinary course of business by operations of the relevant investor in the country where such Investment is made, and (B) denominated in the currency of the country in which such Investment is made or in Dollars, (c) commercial paper maturing within 270 days and having one of the two highest ratings of either S&P, Moody’s or Fitch Investors’ Service, Inc., (d) money market funds (other than those referred to in clause (c) above) that have assets in excess of $2,000,000,000, are managed by recognized and responsible institutions and invest solely in obligations of the types referred to in clauses (a), (b)(i) and (ii) and (c) above, (e) repurchase agreements with a bank or trust company (including a Lender) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or directly and fully guaranteed by the United States, and (f) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any policy, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” shall mean such time as:

(1) any Person or group (within the meaning of Section 13(d) or 14(d) of the Securities Act of 1933, as amended) has become, directly or indirectly, the beneficial owner, by way of merger, consolidation or otherwise, of 35% or more of the voting power of the Voting Stock of the Borrower on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Borrower convertible into or exercisable for Voting Stock of the Borrower (whether or not such securities are then currently convertible or exercisable); or

(2) the sale, lease or transfer of all or substantially all of the consolidated assets of the Borrower to any Person or group; or

(3) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; or

(4) the Borrower consolidates with or merges with or into another Person or any Person consolidates with, or merges with or into, the Borrower (in each case, whether or not in compliance with the terms of this Agreement), in any such event pursuant to a transaction in which immediately after the consummation thereof Persons owning a majority of the Voting Stock of the Borrower immediately prior to such consummation shall cease to own a majority of the Voting Stock of the Borrower.

“Closing Date” shall mean the date on which the conditions precedent set forth in Sections 4.01 and 4.02 have been satisfied or waived.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment” shall mean, with respect to any Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.01, under the headings “Initial Loan Commitments—Interim Order Loans” and “Post-Initial Allocation Commitments”, which “Post-Initial Allocation Commitments” on Schedule 2.01 will be updated on the Initial Allocation Date as set forth in Section 2.01(c) to reflect the Initial Allocation, or in the Assignment and Acceptance pursuant to which such Lender assumed its commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of all Lenders’ Commitments on the Closing Date immediately before the funding of the Interim Order Loan is $206,700,000 (the “Total Commitment”).

“Confirmed Order” shall mean an order or other indication of interest, in accordance with industry standards, by a customer not an Affiliate of the Borrower or any of its Subsidiaries which has been accepted in the ordinary course of business by representatives of the Borrower or any of its Subsidiaries.

“Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of the Borrower who:

(1) was a member of such Board of Directors on the Closing Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Corporate Restructuring Transaction” shall have the meaning assigned to such term in Exhibit B to the RSA.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facility” shall have the meaning assigned to such term in the Preliminary Statement.

“Debtors” shall mean the Borrower and any Subsidiary thereof that is a debtor in the Cases.

“Deemed Capitalized Leases” shall mean obligations of the Borrower or any Subsidiary of the Borrower that are classified as “capital lease obligations” under GAAP due to the application of FASB ASC Topic 840 or any subsequent pronouncement having similar effect and, except for such regulation or pronouncement, such obligation would not constitute a Capitalized Lease Obligation.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) defaults in its obligation to make any Loan or fulfill any obligation required to be made or fulfilled by it hereunder in the case of any funding requirement within two Business Days of the date such Loans were required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Administrative Agent or any Loan Party in writing that it does not intend to satisfy any such obligations, (c) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar person charged with the reorganization or liquidation of its business, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar person charged with the reorganization or liquidation of its business, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that if a Lender would be a “Defaulting Lender” solely by reason of events relating to a parent company of such Lender or solely because a Governmental Authority has been appointed as receiver, conservator, trustee or custodian for such Lender, such Lender shall not be a “Defaulting Lender” if and for so long as such Lender confirms in writing, upon request by the Administrative Agent, that it will continue to comply with its obligations to make Loans and fulfill all other obligations required to be made and fulfilled by it hereunder, or (d) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action (as defined in Section 9.19).

“DIP Collateral” and “Collateral” shall mean any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations and the “Collateral” referred to in the Orders, including substantially all real and personal property of the Loan Parties, other than Excluded Assets.

“DIP Priority Collateral” shall mean any and all DIP Collateral other than First Lien Notes Priority Collateral and Encumbered Collateral.

“DIP Proceeds Account” shall mean a segregated or other deposit account of the Borrower, including without limitation, the Borrower’s existing concentration account, over which the Collateral Agent (for the benefit of the Secured Parties) has a legal, valid, binding, continuing, enforceable, first priority Lien.

“DIP Superpriority Claims” has the meaning specified in the Interim Order or the Final Order, as applicable.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Stated Maturity Date. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders of the Equity Interest have the right to require the Borrower to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interest provide that the Borrower may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with Section 6.01 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia.

“Dutch Pledge” shall mean the Dutch law governed pledge over shares dated on the Closing Date between Alliance One International Holdings, Ltd., as pledgor, Intabex Netherlands B.V. as the company, and the Collateral Agent, as collateral agent, in respect of the pledge by Alliance One International Holdings, Ltd. over its shares in Intabex Netherlands B.V.

“Dutch Parallel Debt” shall mean, in relation to an Underlying Debt, an obligation to pay the Collateral Agent an amount equal to (and in the same currency as) the amount of that Underlying Debt.

“Eligible Assignee” shall mean any commercial bank, insurance company, investment or mutual fund or other entity (but not any natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) that extends credit or invests in bank loans as one of its businesses; provided that in any event, “Eligible Assignee” shall not include (x) the Borrower or any Affiliate (which for this purpose shall not include the Administrative Agent or any of its branches or Affiliates engaged in the business of making commercial loans) thereof or (y) any Defaulting Lender.

“Encumbered Collateral” shall mean any assets of the Debtors subject to a valid, binding, enforceable, perfected and non-avoidable Lien securing obligations (other than the First Lien Notes Obligations and obligations under the ABL Credit Agreement) as of the Petition Date.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, written notices of noncompliance or violation, investigations and/or proceedings relating in any way to any noncompliance with, or liability arising under, Environmental Law or to any permit issued, or any approval given, under any Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any Federal, state, foreign or local statute, law (including principles of common law), rule, regulation, ordinance, code, directive, judgment or order, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, relating to the protection of the environment, or of human health (as it relates to the exposure to Hazardous Materials) or to the presence, Release or threatened Release, or the manufacture, use, transportation, treatment, storage, disposal or recycling of Hazardous Materials, or the arrangement for any such activities.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest (including membership interest or share) and any limited liability company membership interest.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any person, as defined in Section 3(9) of ERISA, that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean any one or more of the following:

(1) any Reportable Event;

(2) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;

(3) institution of proceedings by the PBGC, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(4) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under the Code or ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan, or that such filing may be made or a determination that any Plan is, or is expected to be, considered an at-risk plan or in endangered or critical status within the meaning of Title IV of ERISA;

(5) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;

(6) the complete or partial withdrawal of the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, the insolvency or critical status under Title IV of ERISA of any Multiemployer Plan; or the receipt by the Borrower or any of its Subsidiaries or any ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from any of the Borrower, any of its Subsidiaries or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; or

(7) the Borrower, any of its Subsidiaries or an ERISA Affiliate incurring any material liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excluded Assets” shall have the meaning assigned to such term in the Pledge and Security Agreement or in any other Security Document (including the UK Debenture).

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21(a)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(e), and (d) any withholding Taxes imposed under FATCA.

“Existing Securitization Facilities” shall mean the facilities under the documents described on Schedule 1.01(b).

“Exit Term Facility Term Sheet” shall mean the Exit Term Facility Term sheet attached as Exhibit E to the RSA, as such term sheet may be amended, supplemented or otherwise modified from time to time in accordance with the terms of the RSA.

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of the seller, determined in good faith by the board of directors of the Borrower (unless otherwise provided in this Agreement).

“FATCA” shall mean Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements (and any fiscal or regulatory legislation, rules or official administrative practices adopted) implementing any of the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If the Federal Funds Effective Rate is less than zero, it shall be deemed to be zero hereunder.

“Final Availability Amount” shall mean (i) the Total Commitment (or such lesser amount approved by the Bankruptcy Court in the Final Order) less (ii) the Interim Availability Amount.

“Final Order” shall mean, collectively, the order of the Bankruptcy Court entered in the Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, which order shall be in the form of the Interim Order (with only such modifications thereto as are necessary to convert the Interim Order to a final order and such other modifications as are reasonably satisfactory to the Required Financing Commitment Parties (and, with respect to those provisions thereof that affect the rights, obligations, liabilities and duties of the Administrative Agent or the Collateral Agent, to the Administrative Agent or the Collateral Agent, as applicable) in their reasonable discretion), together with all extensions, modifications, and amendments thereto.

“Final Order Entry Date” shall mean the date on which the Final Order is entered by the Bankruptcy Court.

“Final Order Loan” shall have the meaning assigned to such term in Section 2.01.

“Financial Officer” of any person shall mean the chief financial officer, finance director, principal accounting officer, treasurer, assistant treasurer or controller of such person.

“Financing Commitment Parties” shall have the meaning assigned to such term in the RSA.

“First Day Orders” shall mean all orders entered by the Bankruptcy Court on or, within five Business Days of, the Petition Date, or based on motions filed on or about the Petition Date which, for the avoidance of doubt, shall include a “cash management order”.

“First Lien Notes” shall mean the Borrower’s 8.500% Senior Secured First Lien Notes due 2021 issued and outstanding under the First Lien Notes Indenture.

“First Lien Notes Indenture” shall mean that certain Indenture, dated as of October 14, 2016, between the Borrower, the guarantors from time to time party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee, collateral agent, registrar and paying agent.

“First Lien Notes Obligations” shall have the meaning assigned to the term “Secured Obligations” in the First Lien Notes Indenture.

“First Lien Notes Priority Collateral” shall, solely as to the Borrower and or guarantors in respect of the First Lien Notes Obligations, have the meaning assigned to the term “First Lien Notes Priority Collateral” in the Senior Lien Intercreditor Agreement; provided that the First Lien Notes Priority Collateral hereunder shall be limited to such “First Lien Notes Priority Collateral” that is subject to a valid, binding, enforceable, perfected and non-avoidable Lien securing the First Lien Notes Obligations as of the Petition Date.

“Fiscal Year” shall mean the four consecutive fiscal quarters ending on March 31 of each calendar year.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund), scheme or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund, scheme or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“Full Availability Date” shall mean the date on which the conditions precedent set forth in Sections 4.01 and 4.04 have been satisfied or waived and the borrowing of the Final Order Loan occurs.

“GAAP” shall generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other national or supra-national entity or body exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” shall mean a guarantee other than by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantee Agreement” shall mean the Subsidiaries Guarantee Agreement, substantially in the form of Exhibit D-1, dated as of the Closing Date among the Borrower, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Hazardous Materials” shall mean any chemicals, materials, wastes, pollutants, contaminants, or substances in any form that are prohibited, limited or regulated pursuant to any Environmental Law by virtue of their toxic or otherwise deleterious characteristics, including without limitation any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas.

“Hedge Agreement” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement, or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements, or other interest or exchange rate or commodity price hedging agreements.

“Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under any Hedge Agreement.

“Indebtedness” shall mean, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by or issued in exchange for bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of the maximum amount available to be drawn or paid under letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations;

(4) representing Capitalized Lease Obligations or attributable debt in respect of sale-leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations or other Bank Product Obligations,

if and to the extent any of the preceding items (other than letters of credit, attributable debt in respect of sale-leaseback transactions and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP, but excluding Deemed Capitalized Leases. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of FASB ASC Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Initial Allocation” shall have the meaning assigned to the term “DIP Allocation” in the DIP Term Sheet attached as Exhibit C to the RSA.

“Initial Allocation Commitment Notice” shall have the meaning assigned to such term in Section 2.01(c).

“Initial Allocation Date” shall mean the effective date of the assignment of Commitments (and related rights and obligations under this Agreement) pursuant to the Initial Allocation and the date on which the borrowing of the Initial Allocation Date Loan occurs, which is expected to be not more than ten (10) Business Days after the Closing Date (or such other practicable time as reasonably agreed by the Required Financing Commitment Parties, the Administrative Agent and the Borrower).

“Initial Allocation Date Loan” shall have the meaning assigned to such term in Section 2.01.

“Initial Budget” shall have the meaning assigned to such term in the Interim Order or the Final Order, as applicable, and delivered pursuant to Section 4.02(c).

“Initial Lenders” shall mean the Lenders listed on Schedule 2.01 as of the Closing Date.

“Initial Loan” shall have the meaning assigned to such term in Section 2.01.

“Interest Payment Date” shall mean, with respect to any Eurodollar Borrowing, the last day of the Interest Period of such Eurodollar Borrowing, and with respect to any ABR Borrowing, the last day of the calendar month; provided, however, that if any Interest Payment Date would be a day other than a Business Day, such Interest Payment Date shall be the next preceding Business Day.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one month thereafter, or as otherwise set forth in Section 2.01; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Availability Amount” shall mean $131,700,000 or such lesser amount approved by the Bankruptcy Court in the Interim Order.

“Interim Order” shall mean the order of the Bankruptcy Court entered in the Cases after an interim hearing (assuming satisfaction of the standard prescribed in Bankruptcy Rule 4001 and other applicable law) substantially in the form of Exhibit E hereto or otherwise in form and substance reasonably satisfactory to the Required Financing Commitment Parties and the Loan Parties in their reasonable discretion, which, among other matters but not by way of limitation, authorizes, on an interim basis, the Borrower and Subsidiary Guarantors to execute and perform under the terms of this Agreement and the other Loan Documents.

“Interim Order Loan” shall have the meaning assigned to such term in Section 2.01.

“Inventory” shall mean “inventory” as such term is defined in Article 9 of the UCC.

“Investments” shall mean, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business to the extent consistent with the Approved DIP Budget and any applicable order of the Bankruptcy Court), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“IRS” shall mean the United States Internal Revenue Service.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender Advisors” shall mean Wachtell, Lipton, Rosen & Katz; Morris Nichols Arsht & Tunnell LLP; and the Lender Financial Advisor.

“Lender Financial Advisor” shall mean TRS Advisors LLC, in its capacity as financial advisor to the Initial Lenders.

“Lenders” shall mean (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate of interest appearing on the applicable Bloomberg page (or on any successor or substitute page of such service, or any successor to such service as determined by the Administrative Agent) as the London interbank offered rate administered by ICE Benchmark Administration Limited for deposits in dollars for a term comparable to such Interest Period, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period; provided that in no event shall the LIBO Rate be less than 1.50%; provided, further, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the rate shall be, at any time, the rate per annum determined by the Administrative Agent (the “Interpolated Rate”) (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Rate for the longest period (for which that LIBO Rate is available in Dollars) that is shorter than the Interest Period and (b) the LIBO Rate for the shortest period (for which that LIBO Rate is available for Dollars) that exceeds the Interest Period, in each case, at such time; provided that in no event shall the Interpolated Rate be less than 1.50%.

“Lien” shall mean any mortgage, pledge, declaration of trust, charge, hypothecation, assignment, assignment by way of security, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Liquidity” shall mean, as of any time, the sum of (i) unrestricted domestic cash and Cash Equivalents of the Borrower and its Subsidiaries (excluding cash and Cash Equivalents in the DIP Proceeds Account), (ii) Loan proceeds in the DIP Proceeds Account; provided that on the date the Interim Order Loan is made, the amount of such Loan proceeds for purposes of this clause (ii) shall be deemed to have a starting balance equal to the Interim Availability Amount before deductions until but excluding the date the Initial Allocation Date Loan is made, irrespective of whether a lesser amount of actual Loan proceeds is in such account for the same period and (iii) after the entry of the Final Order, the principal amount of Loans available for borrowing hereunder (as to which all conditions precedent other than delivery of a borrowing notice have been satisfied), in each case at such time.

“LLC Division” shall mean the statutory division of any limited liability company into two or more limited liability companies pursuant to Section 18.217 of the Delaware Limited Liability Company Act or a comparable provision of a different jurisdiction’s laws, as applicable.

“Loan Documents” shall mean this Agreement, the Security Documents, the Agent Fee Letter, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e), and the DIP Orders.

“Loan Parties” shall mean the Borrower and the Subsidiary Guarantors.

“Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean any event, change, condition, occurrence or circumstance which has had, or could reasonably be expected to have, either individually or in the aggregate, (a) a material adverse change in, or a material adverse effect on, the business, operations, property, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) a material adverse effect (i) on the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document, (ii) on the ability of the Loan Parties taken as a whole to perform their obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document, or (iii) upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, other than, in each case, as a result of the events leading up to, and, resulting from the commencement of a proceeding under Chapter 11, the continuation and prosecution thereof, including circumstances or conditions resulting from, or incidental to, such events, commencement, continuation and prosecution, which shall not, individually or in the aggregate, constitute a Material Adverse Effect; provided that no effect on the business, assets, operations, financial condition or operating results of the Borrower and the Subsidiaries as a result of the Coronavirus Disease 2019 (COVID-19) shall constitute a Material Adverse Effect under clause (a) of the definition thereof.

“Material Contract” shall mean any contract or other arrangement to which the Borrower or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Domestic Subsidiary” shall mean (i) any Domestic Subsidiary of the Borrower or any Foreign Subsidiary of the Borrower that guarantees or otherwise provides direct credit support for any Indebtedness of the Borrower, in each case that would constitute a “significant subsidiary” of the Borrower as defined in Rule 1.02 of Regulation S-X promulgated by the SEC except that for purposes of this definition all references in such Rule 1.02 to “ten percent (10%)” shall be deemed to be references to “five percent (5%)” and (ii) any Subsidiary of the Borrower that guaranteed the First Lien Notes or the Second Lien Notes as of the Petition Date.

“Material Foreign Subsidiary” shall mean any Foreign Subsidiary of the Borrower that would constitute a “significant subsidiary” of the Borrower as defined in Rule 1.02 of Regulation S-X promulgated by the SEC.

“Material Local Credit Facilities” shall mean those local credit facilities of any of the Borrower’s Subsidiaries with an outstanding principal balance at any time after the Closing Date of more than $25,000,000.

“Maturity Date” shall mean the earliest of (i) the date that is six (6) months after the Closing Date (the “Stated Maturity Date”), (ii) the date of the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of an Acceptable Plan, (iii) the date on which the Loan Parties consummate a sale of all or substantially all of the assets of the Loan Parties pursuant to section 363 of the Bankruptcy Code or otherwise and (iv) such earlier date on which the Loans shall become due and payable by acceleration or otherwise in accordance with the terms of this Agreement and the other Loan Documents.

“Minimum Hold Percentage” shall mean, with respect to each Lender party to this Agreement on the Closing Date, the applicable percentage under the heading “Minimum Hold Percentage—Closing Date Lenders” on Schedule 2.01.

“Minority Interest Consolidated Entity” shall mean any Person that is not a Subsidiary of the Borrower but is consolidated in the Borrower’s financial statements for purposes of GAAP.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to (or to which there is or may be an obligation to contribute to) by the Borrower or any of its Subsidiaries or an ERISA Affiliate or with respect to which the Borrower or any of its Subsidiaries has any current liability (including on account of an ERISA Affiliate).

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the Net Sale Proceeds in respect of such Asset Sale; and (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Net Sale Proceeds” shall mean, for any Asset Sale, the gross cash proceeds (using the fair market value of any Cash Equivalents, and including any cash or Cash Equivalents received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (i) reasonable, direct cash transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness secured pursuant to the Security Documents and the Secured Notes Documents) which is secured by a Permitted Lien on the respective assets which were sold or otherwise disposed of that is prior or senior to the Lien securing the Obligations (including to the extent the assets subject of such Asset Sale constitute First Lien Notes Priority Collateral), and (iii) the estimated net marginal increase in income taxes which will be payable by the Borrower’s consolidated group or any Subsidiary of the Borrower with respect to the Fiscal Year of the Borrower in which the sale or other disposition occurs as a result of such sale or other disposition.

“Notice and Instruction Form” shall mean the Notice and Instruction Form delivered by or on behalf of the Borrower to holders of Second Lien Notes in connection with the Initial Allocation.

“Obligations” shall mean (a) the due and punctual payment of (i) the principal of and interest on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower to any of the Secured Parties under this Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (other than the Borrower’s Dutch Parallel Debt), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents.

“Orders” shall mean, collectively, the Interim Order and the Final Order.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21).

“PACA” shall mean the Perishable Agricultural Commodities Act of 1980, as amended.

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“Payment in Full” or “Paid in Full” shall mean, with respect to the Obligations, (A) (i) termination of the Commitments of all of the Lenders and (ii) payment in full in cash of all Obligations under the Loan Documents (other than contingent indemnification obligations and other obligations not then payable which expressly survive termination and as to which no claim has been asserted) or (B) consummation of the Exit Conversion in accordance with the terms and conditions herein.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation.

“Permitted Investments” shall mean:

(1) any Investment (i) in the Borrower or in a Subsidiary of the Borrower existing on the Petition Date; (ii) by the Borrower or any Subsidiary of the Borrower in any domestic Loan Party or any UK Loan Party; (iii) by any Subsidiary Guarantor or any Subsidiary of such Subsidiary Guarantor in another Subsidiary Guarantor or Subsidiary of a Subsidiary Guarantor; and (iv) by any Subsidiary not described in the foregoing clause (iii) in any other such Subsidiary;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment made as a result of the receipt of non-cash consideration from an asset sale that was made pursuant to and in compliance with Section 6.04 or any other disposition of assets not constituting an Asset Sale;

(4) any acquisition of assets or Equity Interest solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower;

(5) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(6) Investments represented by Hedging Obligations entered into prior to the Petition Date;

(7) loans and advances to growers and other suppliers of tobacco (including Affiliates) in the ordinary course of its business in an aggregate outstanding principal amount consistent with past practice of the Borrower and its Affiliates;

(8) any guarantee and any guarantee of Indebtedness permitted to be incurred pursuant to Section 6.03;

(9) any Investment existing on, or made pursuant to binding commitments existing on, the Petition Date;

(10) Investments made in the ordinary course of such Person’s business in export notes, trade credit assignments, bankers’ acceptances, guarantees and instruments of a similar nature issued in connection with the financing of international trading transactions by:

(a) any commercial bank or trust company (or any Affiliate thereof) organized under the laws of the United States of America, any state thereof, or the District of Columbia having capital and surplus in excess of $100.0 million; or

(b) any international bank organized under the laws of any country which is a member of the OECD or a political subdivision of any such country, and having a combined capital and surplus in excess of $100.0 million;

(11) any Investment in accounts receivables owing to the Borrower or any of its Subsidiaries, if created or acquired in the ordinary course of business consistent with past practice and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(12) the Borrower and its Subsidiaries may make loans and advances to their officers, directors and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $500,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(13) to the extent constituting Investments under Sections 6.03(b)(xii) and (xiii);

(14) the Borrower and its Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business of the Borrower or such Subsidiary;

(15) Investments (other than in Collateral) in Persons consisting of non-cash consideration; provided that the aggregate value of all such consideration under this clause (15) shall not exceed $750,000;

(16) the Borrower and its Subsidiaries may make additional Investments described on Schedule 1.01(c); and

(17) the Borrower and its Subsidiaries may make additional Investments not otherwise permitted under this clause (17) in an aggregate principal amount not to exceed $250,000.

“Permitted Refinancing Indebtedness” shall mean with respect to any Indebtedness, any subsequent extension, renewal or refinancing thereof; provided that (i) the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing and (ii) after giving effect to such extension, renewal or refinancing, such Indebtedness has a final maturity no earlier, and a weighted average life to maturity no shorter, than the Indebtedness extended, renewed or refinanced.

“Permitted Variance” shall mean any variance permitted under Section 6.09.

“Person” or “person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited partnership, limited liability partnership, limited or unlimited liability company or government or other entity.

“Petition Date” shall have the meaning assigned to such term in the Preliminary Statement.

“Plan” shall mean an “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) maintained, sponsored or contributed to by the Borrower or any of its Subsidiaries or with respect to which the Borrower or any of its Subsidiaries has any liability (including on account of an ERISA Affiliate).

“Platform” shall have the meaning assigned to such term in Section 9.01.

“pledge” shall include any pledge or charge of any asset.

“Pledge and Security Agreement” shall mean the Pledge and Security Agreement, substantially in the form of Exhibit D-2, dated as of the Closing Date among the Borrower, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Prepetition Secured Debt” shall mean the Indebtedness under the First Lien Notes and the Second Lien Notes.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by The Wall Street Journal as the “Prime Rate” in the United States (or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent)); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Projections” shall mean the projections that were prepared by or on behalf of the Borrower in connection with the Transactions and delivered to the Lenders prior to the Closing Date.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures thereon, including freeholds and Leaseholds.

“Recipient” shall mean (a) the Administrative Agent or (b) any Lender, as applicable.

“Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors (including its attorneys and financial advisors) of such person and such person’s Affiliates.

“Release” or “Released” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Reorganization Plan” shall mean a joint prepackaged Chapter 11 plan of reorganization with respect to any or all of the Cases of the Debtors.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under applicable regulations.

“Required Financing Commitment Parties” shall mean, at any time, Financing Commitment Parties having Loans and Commitments representing more than 50% of the sum of all Loans and Commitments outstanding at such time held by all Financing Commitment Parties and in any event including at least three (3) unaffiliated Financing Commitment Parties.

“Required Lenders” shall mean, at any time, Lenders (other than Defaulting Lenders) having Loans and Commitments representing more than 50% of the sum of all Loans and Commitments (other than those held by Defaulting Lenders) outstanding at such time.

“Requirement of Law” shall mean, as to any Person, each law, treaty, rule (including rule of public policy), regulation, statute, order, executive order, ordinance, decree, determination, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated, imposed or entered into or agreed by an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any person shall mean any executive officer, executive vice president or Financial Officer of such person and any other officer, director or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement (including, for the avoidance of doubt, any person designated as an “Authorized Person” by any Loan Party with respect to the Loan Documents).

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“RSA” shall mean that certain Restructuring Support Agreement dated as of June 14, 2020, executed and delivered by the Borrower and the other parties thereto, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or (c) the Swiss government, including those administered by the Swiss State Secretariat for Economic Affairs and the Directorate of International Law.

“SEC” shall mean the U.S. Securities and Exchange Commission or any Governmental Authority succeeding to any or all of its functions.

“Second Lien Notes” shall mean the Borrower’s 9.875% Senior Secured Second Lien Notes due 2021 issued and outstanding under the Second Lien Notes Indenture.

“Second Lien Notes Indenture” shall mean that certain Indenture, dated as of August 1, 2013, between the Borrower, the guarantors from time to time party thereto, Law Debenture Trust Company of New York, as trustee, Law Debenture Trust Company of New York, as collateral trustee and Deutsche Bank Trust Company Americas, as registrar and paying agent.

“Second Lien Notes Obligations” shall have the meaning assigned to the term “Secured Obligations” in the Second Lien Notes Indenture.

“Secured Parties” shall have the meaning assigned to the term “DIP Secured Parties” in the Orders.

“Security Documents” shall mean the DIP Orders, the Pledge and Security Agreement, the UK Debenture, the UK Trust Deed, the Dutch Pledge, the Guarantee Agreement and each of the security agreements, trust deeds, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.13.

“Senior Lien Intercreditor Agreement” shall mean that certain Senior Lien Intercreditor Agreement, dated as of October 14, 2016, between Deutsche Bank AG New York Branch and The Bank of New York Mellon Trust Company N.A.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Specified Agreements” shall have the meaning set forth on Schedule 7.13.

“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date hereof, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” shall mean, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Equity Interest entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(a), and each other Subsidiary that is or becomes a party to the Guarantee Agreement pursuant to Section 5.13.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” shall mean $25,000,000.

“Total Commitment” shall have the meaning assigned to such term in the definition of “Commitments.”

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder on the Closing Date, (b) the Cases, (c) all related transactions to occur on, prior to or after the Closing Date and (d) the payment of fees and expenses related to the foregoing.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UK Debenture” shall mean the English law governed debenture dated on the Closing Date between Alliance One International Holdings, Ltd. and Pyxus Agriculture Holdings Limited, as chargors, and the Collateral Agent, as collateral agent.

“UK Loan Party” and “UK Loan Parties” shall mean any Loan Party or Loan Parties organized or existing under the laws of the United Kingdom, including of England and Wales or Scotland.

“UK Legal Reservations” shall mean, in the case of any UK Loan Party or any Loan Document governed by English law or to which a UK Loan Party is party: (i) the principle that certain remedies may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors; (ii) the time barring of claims under applicable limitation laws and defences of acquiescence, set off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void; (iii) the principle that in certain circumstances Collateral granted by way of fixed charge may be recharacterised as a floating charge or that Collateral purported to be constituted as an assignment may be recharacterised as a charge; (iv) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void; (v) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; (vi) the principle that the creation or purported creation of Collateral over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Collateral has purportedly been created; (vii) similar principles, rights and defences under the laws of any relevant jurisdiction; (viii) the making or the procuring of the appropriate registrations, filing, endorsements, notarisation, stampings and/or notifications of the Security Documents and/or the Collateral created thereunder and (ix) any other matters which are set out as qualifications or reservations (however described) as to matters of law in any legal opinion delivered to the Administrative Agent or Collateral Agent pursuant to any Loan Document.

“UK Perfection Requirement” shall mean any registration, filing, endorsement, notarization, stamping, notification or other action or step to be made or procured in any jurisdiction in order to create, perfect or enforce the Lien created by a Security Document and/or to achieve the relevant priority for the Lien created thereunder.

“UK Security Documents” shall mean the Security Documents governed by the laws of the United Kingdom, including England and Wales and Scotland.

“UK Trust Deed” shall mean the English law governed security trust deed dated on the Closing Date between Pyxus International, Inc. and the Collateral Agent, as collateral trustee.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.20(e).

“Uncommitted Inventories” shall mean tobacco inventories for which the Borrower or any of its Subsidiaries has not received a Confirmed Order, which such inventories are reflected on the books and records of the Borrower or any of its Subsidiaries as uncommitted inventories in accordance with GAAP.

“Underlying Debt” shall mean, in relation to the Borrower and at any given time, each obligation (whether present of future, actual or contingent) owing by the Borrower to a Lender under the Loan Documents (including, for the avoidance of doubt, any change or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of any Loan Document, in each case whether or not anticipated as of the date of this Agreement) excluding the Borrower’s Dutch Parallel Debts.

“Unfunded Pension Liability” of any Plan subject to Title IV of ERISA shall mean the amount, if any, by which the value of the accumulated plan benefits under such Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Variance Report” shall have the meaning assigned to such term in Section 5.01(r).

“Variance Report Date” shall have the meaning assigned to such term in Section 5.01(r).

“Variance Testing Period” shall mean, as of any Variance Report Date, the four-week period ending on the most recent Friday (or, if shorter, the period from the beginning of the week in which the Petition Date occurred through the week ending on the most recent Friday).

“Voting Stock” of any Person shall mean all of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Domestic Subsidiary of such Person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose Equity Interest is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Withholding Agent” shall mean any Loan Party or the Administrative Agent.

SECTION 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered to the Lenders prior to the Closing Date (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that, (i) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared without giving effect to any election under FASB ASC 825 (or any similar accounting principle permitting a Person to value its financial liabilities at the fair value thereof), and (ii) no Person that is a Minority Interest Consolidated Entity shall be consolidated with the Borrower and its Subsidiaries for purposes of such financial statements.

SECTION 1.03 Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

SECTION 1.04 LLC Division. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (including any LLC Division, or any comparable event under a different jurisdiction’s laws, as applicable): (a) if any asset, right, obligation or liability of any person becomes the asset, right, obligation or liability of a different person, then it shall be deemed to have been transferred from the original person to the subsequent person, and (b) if any new person comes into existence, such new person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein and in the Orders, each Lender agrees, severally and not jointly, to make Loans in dollars to the Borrower in up to three (3) draws, (a) the first of which shall be on the Closing Date (any Loans made on such date, the “Interim Order Loan”), (b) the second of which shall be on the Initial Allocation Date (any Loans made on such date, the “Initial Allocation Date Loan”, and together with the Interim Order Loan, the “Initial Loan”) and (c) the third of which shall be on the Full Availability Date (any Loans made on such date, the “Final Order Loan”), in each case, in an aggregate principal amount not to exceed such Lender’s Commitment as of such date (prior to giving effect to the making of such Loans); provided, that:

(i) the Interim Order Loan shall be (x) in an aggregate principal amount not to exceed the lesser of (A) $88,480,725.68 and (B) the amount approved by the Bankruptcy Court in the Interim Order and (y) funded by the Lenders party to this Agreement on the Closing Date in the amounts set forth on Schedule 2.01 under the heading “Initial Loan Commitments—Interim Order Loans”;

(ii) the Initial Allocation Date Loan shall be (x) in an aggregate amount equal to the Interim Availability Amount minus the aggregate principal amount of the Interim Order Loan and (y) funded by each Lender in a respective amount such that, after giving effect to the Initial Allocation Date Loan, each Lender holds Loans equal to the product of (1) a fraction the numerator of which is the aggregate amount of the Initial Loan and the denominator of which is the Total Commitment and (2) such Lender’s Commitment as set forth under the heading “Post-Initial Allocation Commitments” on Schedule 2.01 (for the avoidance of doubt, the Initial Allocation Date Loan will not be funded ratably across all Lenders); and

(iii) the Final Order Loan shall be funded ratably by each Lender in accordance with its Commitment as set forth under the heading “Post-Initial Allocation Loan Commitments” on Schedule 2.01 and in an aggregate amount equal to the Final Availability Amount; and

(b) Each Borrowing shall consist of Loans of the same Type made on the same day by the Lenders ratably according to their respective Commitments as set forth above. Notwithstanding anything to the contrary, unless the Administrative Agent and the Borrower shall otherwise agree, the initial Interest Period of any Initial Allocation Date Loan or Final Order Loan that is a Eurodollar Loan (if any) shall commence on the Initial Allocation Date or the Full Availability Date, as applicable, and shall end on the last day of the then-current Interest Period for the Interim Order Loan or Initial Loan, respectively, that is a Eurodollar Loan then outstanding (if any). For the avoidance of doubt, once funded the Interim Order Loan, the Initial Allocation Date Loan and the Final Order Loan shall constitute a single class of Loans.

(c) No later than the twelfth day after entry of the Interim Order (or such other time as reasonably acceptable to the Administrative Agent, the Borrower and the Required Financing Commitment Parties), provided that the Borrower has received the schedule described in this clause (c) from the Financing Commitment Parties or their financial advisor, (i) the Borrower shall deliver to the Administrative Agent a written notice, in form and substance reasonably satisfactory to the Administrative Agent (the “Initial Allocation Commitment Notice”), which notice shall attach a schedule updating the “Post-Initial Allocation Commitments” on Schedule 2.01 (as delivered pursuant to Section 2.01(c)) identifying each Lender and the amount of its Commitment and (ii) each Lender that is not a party hereto on the Closing Date shall deliver to the Administrative Agent a signature page to the “Master Joinder to the DIP Credit Agreement” attached as Annex II to the Notice and Instruction Form, executed by such Lender and the Borrower, pursuant to which, inter alia, such Lender shall deliver (and shall represent and warrant that it has delivered) to the Administrative Agent a completed Administrative Questionnaire, such documentation and other information under applicable “know your customer” and anti-money laundering rules and regulations requested by the Administrative Agent, and such documentation and other information required under Section 2.20. The schedule delivered pursuant to clause (i) of this Section 2.01(c) shall be conclusive and binding absent manifest error. The parties hereto agree that the Administrative Agent may conclusively rely on the Initial Allocation Commitment Notice and this provision in adjusting the Register to reflect the Commitment of each Lender.

SECTION 2.02 Loans.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments as set forth in Section 2.01; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(b) Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 2:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to the DIP Proceeds Account.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, but shall not be obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall not repay to the Administrative Agent such corresponding amount within three Business Days after demand by the Administrative Agent, then the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing, on demand, from the Borrower. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

SECTION 2.03 Borrowing Procedure. In order to request a Borrowing, the Borrower shall deliver a fully executed Borrowing Request to the Administrative Agent (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, one Business Day (or in the case of the Final Order Loan, three Business Days) before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before a proposed Borrowing. Each such Borrowing Request shall be irrevocable, and shall specify the following information: (i) whether the Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the DIP Proceeds Account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Sections 2.01 and 2.02; provided, further, that the Borrower may condition each Borrowing in such notice on the entry of the Interim Order or the Final Order, as applicable. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then except as set forth in Section 2.01, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

Each Lender will make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that in the case of the Initial Allocation Date Loan, any Lender required to fund such Loan pursuant to Section 2.01(a)(ii) that is not a Lender on the Closing Date shall wire such funds to the escrow account of the Administrative Agent specified in the Notice and Instruction Form by the deadline set forth therein. Upon receipt of all requested funds, the Administrative Agent will make such Loans available to the Borrowers by promptly wiring the amounts so received, in like funds, to the DIP Proceeds Account.

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Loan of such Lender as provided in Section 2.11.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Subsidiary Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms. In the event of any conflict between the accounts maintained pursuant to paragraph (b) or (c) above, the accounts maintained by the Administrative Agent pursuant to paragraph (c) shall control.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of the Lenders, an upfront fee in an amount equal to 3.25% of the Total Commitment (the “Total Upfront Fee”), which shall be allocated as follows: (i) to each Lender party to this Agreement on the Closing Date, an amount equal to (1) its Minimum Hold Percentage, multiplied by (2) the Total Upfront Fee, which fee shall be earned, due, and payable in cash on the Closing Date upon the funding of its portion of the Interim Order Loan, and shall be netted from such funding on the Closing Date and (ii) to each Lender, an amount equal to (A) such Lender’s Commitment as set forth on Schedule 2.01 under the heading “Post-Initial Allocation Commitments”, divided by (B) the Total Commitment and multiplied by (C) the Total Upfront Fee, minus the amount (if any) paid to such Lender pursuant to clause (i) above, which fee shall be earned, due, and payable on the Initial Allocation Date upon the funding of its portion of the Initial Allocation Date Loan, and shall be netted from such funding on the Initial Allocation Date.

(b) The Borrower agrees to pay to the Administrative Agent for the ratable account of each Lender (including, in the case of any Backstop Commitment Party, prior to the Initial Allocation, the portion of its Commitment (if any) to be allocated in the Initial Allocation) (other than a Defaulting Lender for such time as such Lender is a Defaulting Lender), a non-refundable ticking fee calculated on a daily basis on the aggregate daily unused amount of such Lender’s Commitment at a rate per annum equal to 3.0%, accruing commencing on the date hereof and due and payable in arrears on the earlier to occur of (i) the Full Availability Date and the Borrowing of the Final Order Loan and (ii) the date on which the Commitments are reduced to zero.

(c) The Borrower agrees to pay to the Lenders (or, at each Lender’s option and upon such Lender’s written designation (which may be provided by electronic communication), one or more of its affiliates or funds or accounts that are managed, advised or sub-advised by such Lender (each, a “Related Lender”)) an exit fee equal to the product of 3.25% of the Total Commitment (the “Total Exit Fee”), which is earned on the date hereof and shall be due and payable on the Maturity Date (or, if earlier, upon the prepayment, repayment or other satisfaction in full in cash of the Loans) to each Lender ratably in accordance with the aggregate principal amount of Loans held by such Lender on such date. The Total Exit Fee due to the Lenders shall be payable in kind in the form of a like amount of loans under the Exit Term Facility Credit Agreement (as defined below); provided, that if the Maturity Date occurs other than in connection with the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of an Acceptable Plan, or the Loans hereunder are prepaid, repaid or otherwise satisfied in full in cash, such Total Exit Fee shall be immediately due and payable in cash to the Administrative Agent for the benefit of each Lender (or its designated Related Lender) ratably in accordance with the aggregate principal amount of Loans held by such Lender at such time.

(d) The Borrower agrees to pay to the Backstop Commitment Parties (and not any Lender other than the Backstop Commitment Parties) (or, at each Backstop Commitment Party’s option and upon such Backstop Commitment Party’s written designation (which may be provided by electronic communication), one or more of its Related Lenders) a backstop fee (the “Total Backstop Fee”), which was earned on the Execution Date (as defined in the RSA) and shall be due and payable on the Maturity Date to each Backstop Commitment Party ratably in accordance with its Commitments as of the Execution Date (as defined in the RSA) as set forth in the schedules thereto. The Total Backstop Fee due to the Backstop Commitment Parties shall be equal to 4.25% of all shares of the same class of reorganized common equity distributable to the holders of Second Lien Notes pursuant to an Acceptable Plan (subject to dilution solely by the MIP and the Second Lien Notes RSA Fee (as such terms are defined in the RSA)); provided, that if prior to the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of an Acceptable Plan (A) (x) the RSA terminates with respect to the Consenting Second Lien Noteholders (as defined in the RSA) or (y) the Loans and Commitments hereunder are terminated or accelerated, in each case of this clause (A) as a result of a breach by the Borrower or its affiliates of its or their obligations under the RSA or hereunder, (B) the RSA is terminated pursuant to Section 14(b)(i) thereof or (C) the Loans hereunder are prepaid, repaid or otherwise satisfied in full in cash, such Total Backstop Fee shall be due and payable, in cash on the third Business Day after the earliest of any such event in an amount equal to $18.0 million, to the Administrative Agent for the benefit of each Backstop Commitment Party (or its designated Related Lender) ratably in accordance with the preceding sentence.

(e) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Agent Fee Letter at the times and in the amounts specified therein.

(f) All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of such fees shall be refundable under any circumstances.

SECTION 2.06 Interest on Loans.

(a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c) Interest on each Loan shall be payable in arrears on each Interest Payment Date except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07 Default Interest. At all times during which an Event of Default is continuing, the Borrower shall pay interest on all Obligations hereunder at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to 2.00% per annum above the then-applicable rate.

SECTION 2.08 Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09 Termination and Reduction of Commitments. The Commitments shall be reduced dollar-for-dollar immediately after the funding of any Loans pursuant to Section 2.01, and any unused Commitments shall be reduced to zero and terminated on the Full Availability Date (immediately after the funding of the Final Order Loan on such date).

SECTION 2.10 Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior written irrevocable notice to the Administrative Agent (a) not later than 11:00 a.m., New York City time, on the date of conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iii) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(iv) any portion of a Borrowing of any Loans maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(v) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and

(vi) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing and (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day). The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Eurodollar Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing.

SECTION 2.11 Repayment of Borrowings.

(a) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the Maturity Date, the aggregate principal amount of all Loans outstanding on such date, together with accrued and unpaid interest thereon to but excluding the date of such payment.

(b) All repayments pursuant to this Section 2.11 shall be subject to Section 2.05(c), Section 2.05(d) and Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.12 Optional Prepayment.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon prior written notice to the Administrative Agent received before 11:00 a.m., New York City time at least three Business Days’ in advance of the prepayment date in the case of Eurodollar Loans, or at least one Business Day in advance of the prepayment date in the case of ABR Loans; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 or, if less, the entire principal amount thereof then outstanding.

(b) Optional prepayments of Loans shall be paid to the Lenders in accordance with their respective pro rata share of the outstanding Loans at the time.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing in the amount stated therein on the date stated therein; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or any other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. All prepayments under this Section 2.12 shall be subject to Section 2.05(c), Section 2.05(d) and Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13 Mandatory Prepayments.

(a) Unless otherwise agreed to by the Required Financing Commitment Parties, not later than the third Business Day after the receipt of Net Cash Proceeds by the Borrower or a Subsidiary in respect of any Asset Sale (other than of First Lien Notes Priority Collateral), the Borrower shall apply 100% of such Net Cash Proceeds received to prepay outstanding Loans in accordance with Section 2.13(d). After the First Lien Notes have been repaid, redeemed or otherwise satisfied in full, not later than the third Business Day after the receipt of Net Cash Proceeds in respect of any Asset Sale of First Lien Notes Priority Collateral, the Borrower shall apply 100% of such Net Cash Proceeds received to prepay outstanding Loans in accordance with Section 2.13(d).

(b) Unless otherwise agreed to by the Required Financing Commitment Parties, in the event that the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.03), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day following) the receipt of such Net Cash Proceeds by the Borrower or such Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.13(d).

(c) Notwithstanding anything to the contrary set forth in this Section 2.13, such Net Cash Proceeds shall not be required to be applied as set forth herein to the extent that the repatriation of cash from Subsidiaries outside of the United States would reasonably be expected to result in material adverse tax consequences to the Borrower and its Subsidiaries as reasonably determined by the Borrower.

(d) Mandatory prepayments of outstanding Loans under this Agreement shall be allocated pro rata among the Loans. The amount of any mandatory prepayment in respect of Loans shall be applied first to Loans that are ABR Loans to the full extent thereof before application to Loans that are Eurodollar Loans, in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16.

(e) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under Section 2.13(a) or (b), as applicable, subject to Section 2.13(c), (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, before 11:00 a.m. at least two days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.05(c), Section 2.05(d) and Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment (which interest amounts shall reduce the amount of Net Cash Proceeds required to be applied to prepay the Loans).

SECTION 2.14 Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate), shall subject any Lender or the Administrative Agent to any Taxes (other than (i) Indemnified Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) Excluded Taxes) on its Loans, Commitments or other obligations or its deposits, reserves, other liabilities or capital attributable thereto or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or increase the cost to any Lender of purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender from time to time such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy or liquidity has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 30 days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15 Change in Legality.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.16 Indemnity. The Borrower shall indemnify each Lender against any loss or expense (but not against any lost profits) that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment of any Eurodollar Loan required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17 Pro Rata Treatment. Except as required under Sections 2.01 and 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing (other than any such payment on the effective date of an Acceptable Plan pursuant to any Lender’s exercise of its Cash Exit Option (as defined below)), each payment of interest on the Loans, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective principal amounts of their outstanding Loans or, in the case of a reduction of Commitments, their respective outstanding Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.18 Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means (excluding means expressly contemplated elsewhere in this Agreement), obtain payment (voluntary or involuntary) in respect of any Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.19 Payments.

(a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder and under any other Loan Document not later than 1:00 p.m., New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, but shall not be obligated to, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower does not in fact make such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, and to pay interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).

SECTION 2.20 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction or withholding and shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and if such Tax is an Indemnified Tax, then the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made.

(b) In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) that are payable or paid by the Administrative Agent or such Lender, as the case may be, or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes, Excluded Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii) (A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS

Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under this Agreement or any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or any other Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower or any other Loan Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.21 Assignment of Commitments under Certain Circumstances; Duty to Mitigate.

(a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders or (v) any Lender becomes a Defaulting Lender, then, in each case, to the extent the Backstop Commitment Parties do not purchase all of such Defaulting Lender’s Loans and Commitments pursuant to clause (b) of this Section 2.21, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) or (v) above, all of its interests, rights and obligations with respect to the Loans and Commitments that are the subject of the related consent, amendment, waiver or other modification or in respect of which such Lender is a Defaulting Lender, as the case may be) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Document (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consents shall not unreasonably be withheld, conditioned or delayed, and (z) the Borrower or such Eligible Assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.14, 2.16 and 2.20); provided, further, that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification or shall cease to be a Defaulting Lender, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b) Upon any Lender becoming a Defaulting Lender, the Administrative Agent will notify the Lenders in writing. Each Backstop Commitment Party shall have the right, exercisable in its sole discretion within five (5) Business Days of receipt of such notice, to purchase its pro rata share (based on the Commitments of each Backstop Commitment Party as of immediately after the Initial Allocation Date) of the outstanding Loans and Commitments of such Defaulting Lender at a purchase price equal to 96.75% of the outstanding amount thereof (plus accrued and unpaid interest and any ticking fee thereon), and such Defaulting Lender is hereby required to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or 2.20) and obligations under this Agreement related to the purchased Loans to the purchasing Backstop Commitment Parties at such purchase price. Thereafter, each purchasing Backstop Commitment Party shall be entitled to all interests and fees associated with the purchased Loans and Commitments in accordance with the terms of this Agreement. In connection with any such purchase, the Borrower, the Administrative Agent, such Defaulting Lender and the replacement Lender will otherwise comply with Section 9.04; provided that if such Defaulting Lender does not comply with Section 9.04 within three (3) Business Days after the Backstop Commitment Parties’ election under this Section 2.21(b), compliance with Section 9.04 will not be required to effect such assignment. Notwithstanding anything contained in this Agreement, to the extent any Backstop Commitment Party declines to make such purchase, the Administrative Agent may, and, at the direction of the Required Lenders, shall, reduce the outstanding principal amount of such Defaulting Lender’s Loans by such Defaulting Lender’s pro rata share of the Total Upfront Fee (to the extent already paid).

(c) If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22 Priority and Liens.

(a) Each of the Loan Parties hereby covenants and agrees that upon the entry of, and subject to, the Interim Order (and when applicable, the Final Order) and subject to the Carve Out, the Obligations: (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed DIP Superpriority Claims in the Cases, which DIP Superpriority Claims shall rank senior to all other claims; (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times (subject, in the case of UK Loan Parties and UK Security Documents, to the UK Legal Reservations and the UK Perfection Requirements) be secured by a valid, binding, continuing, enforceable, perfected, first priority Lien on the DIP Priority Collateral owned by Debtors; (iii) pursuant to Section 364(c)(3) and 364(d)(1) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable, perfected Lien on (x) the First Lien Notes Priority Collateral, which Lien securing the Obligations shall be junior solely to the Lien securing the First Lien Notes Obligations and senior to the Lien securing the Second Lien Notes Obligations and (y) the Encumbered Collateral, which Lien securing the Obligations shall be junior solely to the Lien securing such other obligations as of the Petition Date.

(b) The relative priorities of the Liens described in this Section 2.22 with respect to the DIP Collateral shall be as set forth in the Interim Order (and, when entered, the Final Order),

the Guarantee Agreement, and the Pledge and Security Agreement. In accordance with the Interim Order (and, once entered, the Final Order), all of the Liens described in this Section 2.22 shall be effective and perfected upon entry of the Interim Order without the necessity of the execution, recordation or filing by the Debtors of security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent or Collateral Agent, of, or over, any DIP Collateral, as, and to the extent, set forth in the Interim Order.

(c) Each Loan Party that is a Debtor hereby confirms and acknowledges that, pursuant to, and to the extent set forth in, the Interim Order (and, when entered, the Final Order), the Liens in favor of the Collateral Agent on behalf of and for the benefit of the Secured Parties in all of the DIP Collateral, now existing or hereafter acquired, shall be created and perfected without the necessity of the execution, recordation or filing by the Debtors of security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent or Collateral Agent, of, or over, any DIP Collateral.

SECTION 2.23 No Discharge; Survival of Claims. Each of the Loan Parties agrees that prior to Payment in Full of the Obligations, (a) its obligations under the Loan Documents shall not be discharged by the entry of an order confirming a Reorganization Plan (and each of the Loan Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the superpriority claims and Liens granted to the Agents and the Lenders pursuant to the Orders shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

SECTION 2.24 Payment of Obligations. Upon the maturity (whether by acceleration or otherwise) of the Obligations of the Loan Parties under this Agreement or any of the other Loan Documents, the Administrative Agent and the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

SECTION 2.25 Conversion of Loans to Exit Facility. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the consummation of, and pursuant to, an Acceptable Plan, subject to the satisfaction (or waiver by the Required Financing Commitment Parties) of the conditions set forth in this Section 2.25, the Acceptable Plan and the Exit Term Facility Credit Agreement (the “Exit Conversion”):

(a) each Lender, severally and not jointly, hereby agrees to continue and convert its Loans outstanding hereunder on the effective date of the Acceptable Plan as loans under a credit agreement (the “Exit Term Facility Credit Agreement”) and related documentation governing such continued and converted Loans to the extent that such agreement and related documentation is consistent in all respects with the Exit Term Facility Term Sheet and is otherwise reasonably satisfactory to the Required Financing Commitment Parties and, as to the provisions directly affecting them, the agents party thereto;

(b) Reorganized Pyxus (as defined in the RSA), and each subsidiary thereof that is required to guarantee the obligations under the Exit Term Facility Credit Agreement in accordance with the Exit Term Facility Term Sheet, shall assume all the Obligations hereunder with respect to the Loans and all other obligations in respect thereof in the manner set forth in the Plan, the Exit Term Facility Credit Agreement and/or related loan documents;

(c) all Loans outstanding hereunder at such time shall be continued and converted as loans under the Exit Term Facility Credit Agreement;

(d) each Lender hereunder shall be a lender under the Exit Term Facility Credit Agreement in respect of its Loans continued and converted;

(e) the collateral agent under the Exit Term Facility Credit Agreement shall have, for the benefit of the lenders and other secured parties thereunder, a fully perfected security interest in all right, title and interest in all of the collateral contemplated by, and with such priority as provided for in, the Exit Term Facility Term Sheet;

(f) the administrative agent and collateral agent under the Exit Term Facility Credit Agreement shall be selected by the Borrower and the Required Financing Commitment Parties; and

(g) upon the effectiveness of the Exit Term Facility Credit Agreement in accordance with the terms hereof and the effective date of the Acceptable Plan, the Loans, the Commitments, this Agreement and all Obligations hereunder shall terminate and be superseded and replaced by the Exit Term Facility Credit Agreement.

Notwithstanding the foregoing, in lieu of continuing and converting Loans into loans under the Exit Term Facility Credit Agreement as set forth above, each Lender shall have the right (the “Cash Exit Option”) to effect the Exit Conversion with respect to all or a portion of its Loans by (x) funding (or by its designee funding) (such funding entity, the “Exit Term Lender”) cash to Reorganized Pyxus (as defined in the RSA) in respect of loans borrowed under the Exit Term Facility Credit Agreement on the effective date of the Acceptable Plan in an amount not to exceed the aggregate principal amount of such Lender’s then-outstanding Loans and (y) Reorganized Pyxus (as defined in the RSA) applying all such cash immediately following receipt thereof on such effective date to repay in cash a like principal amount of such Lender’s Loans (it being understood and agreed that the Exit Term Lender shall be the lender under the Exit Term Facility Credit Agreement for all purposes with respect to any loans borrowed thereunder pursuant to the Cash Exit Option). The Administrative Agent, the Lenders and the Loan Parties shall cooperate with one another to implement the Cash Exit Option pursuant to terms, conditions and procedures reasonably satisfactory to the Borrower and the Required Financing Commitment Parties.

SECTION 2.26 Dutch Parallel Debts

(a) The Borrower undertakes with the Collateral Agent to pay to the Collateral Agent its Dutch Parallel Debts.

(b) Paragraph (a) of this Clause is:

(i) for the purpose of ensuring and preserving the validity and effect of the Security Documents governed by Dutch law;

(ii) without prejudice to the other provisions of the Loan Documents; and

(iii) each Dutch Parallel Debt is a separate and independent obligation and shall not constitute the Collateral Agent and any Lender as joint creditors of any Underlying Debt.

SECTION 2.27 Dutch Parallel Debts Payment. The Borrower shall not be obliged to pay any Dutch Parallel Debt before the corresponding Underlying Debt has fallen due.

SECTION 2.28 Dutch Parallel Debts Application. Any payment made, or amount recovered, in respect of the Borrower’s Dutch Parallel Debts shall reduce the Underlying Debts owed to a Lender by the amount which that Lender has received out of that payment or recovery under the Loan Documents.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:

SECTION 3.01 Company Status. Each Loan Party (a) is a duly organized, incorporated, established and validly existing Business in good standing (or the foreign equivalent, if any) under the laws of the jurisdiction of its organization, incorporation and establishment (in each case, to the extent each such concept exists in such jurisdiction) (b) subject to the entry and terms of the Orders and other orders of the Bankruptcy Court, as applicable, has the requisite organizational and constitutional power and authority to own its material property and assets and to transact the business in which it is engaged and presently proposes to engage and (c) is duly qualified and is authorized to do business and is in good standing (or the foreign equivalent, if any) in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except, in the case of this clause, for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02 Power and Authority. Subject to the entry and terms of the Orders, each Loan Party has the requisite organizational and constitutional power and authority to execute, deliver and perform the terms and provisions of each of the Loan Documents to which it is party and has taken all necessary Business action to authorize the execution, delivery and performance by it of each of such Loan Documents. Each Loan Party has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights (including the entry into and the terms of the Orders) (b) equitable principles (regardless of whether enforcement is sought in equity or at law) and (c) in the case of each UK Loan Party and UK Security Document, to the UK Legal Reservations and the UK Perfection Requirements).

SECTION 3.03 No Violation. Subject to the entry and terms of the Orders, neither the execution, delivery or performance by any Loan Party of the Loan Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (a) will contravene any Requirement of Law, (b) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Loan Documents) upon any of the property or assets of any Loan Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, charge, pledge, debenture, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Loan Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject including, without limitation, the Loan Documents, or (c) will violate any provision of the certificate or articles of incorporation, articles of association, memorandum of association, certificate of formation or incorporation (as applicable), limited liability company agreement or bylaws (or equivalent organizational or constitutional documents), as applicable, of any Loan Party or any of its Subsidiaries.

SECTION 3.04 Approvals. Other than entry of the Orders, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (y) filings with respect to the Subsidiary Guarantors which are not Debtors which are necessary to perfect the security interests created or intended to be created under the Security Documents, which filings will be made within ten days following the Closing Date or as required by Section 2.20), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Loan Party to authorize, or is required to be obtained or made by, or on behalf of, any Loan Party in connection with, (a) the execution, delivery and performance of any Loan Document or (b) the legality, validity, binding effect or enforceability of any such Loan Document, except for (x) filings with the Registrar of Companies at Companies House, HM Land Registry, and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions (y) any other filings or registrations required to perfect liens created by the Security Documents (including in respect of UK Loan Parties and each UK Security Document, filings with the Registrar of Companies at Companies House and HM Land Registry) (and in each case subject, in the case of each UK Loan Party and each Security Document governed by English law, to the UK Legal Reservations and the UK Perfection Requirements).

SECTION 3.05 Financial Statements; Undisclosed Liabilities; Projections.

(a) (i) The audited consolidated balance sheet of the Borrower and its Subsidiaries at March 31, 2017, March 31, 2018 and March 31, 2019 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower and its Subsidiaries for the Fiscal Years of March 31, 2017, March 31, 2018 and March 31, 2019, ended on such dates, in each case as set forth in the Borrower’s applicable Form 10-K and furnished to the Lenders, present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby; and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries at June 30, 2019, September 30, 2019 and December 31, 2019 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower for the fiscal quarter ended on such date as set forth in the Borrower’s June 30, 2019, September 30, 2019 and December 31, 2019 Form 10-Q, as applicable, present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the date of said financial statements and the results for the period covered thereby, subject to normal year-end adjustments. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.

(b) Except as fully disclosed in the financial statements referred to in Section 3.05(a) or in other filings with the SEC made on or prior to the Petition Date, there were, as of the Closing Date, no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to have an Material Adverse Effect. The Borrower does not know of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements referred to in Section 3.05(a) or in other filings with the SEC made on or prior to the Petition Date which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c) The Projections have been prepared in good faith and are based on reasonable assumptions at the time such Projections were made, and there are no statements or conclusions in the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information known to the Borrower regarding the matters reported therein. On the Closing Date, the Borrower believes that the Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections and such differences may be material.

(d) Since the Petition Date, nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06 Litigation. Other than the Cases, there are no litigations, investigations, actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened (a) with respect to the Transactions or any Loan Document or (b) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 3.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been updated, amended or supplemented, on the date as of which any such update, amendment or supplement is dated or certified) and not incomplete by omitting to state any material fact necessary in order to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 3.07, such factual information shall not include the Projections or any pro forma financial information, budgets or any other estimation.

SECTION 3.08 Use of Proceeds; Margin Regulations.

(a) All proceeds of the Loans will be used in accordance with the terms of the Approved DIP Budget (subject to Permitted Variances), including, without limitation: (i) to effect the ABL Refinancing, (ii) to pay amounts due to Lenders and the Administrative Agent hereunder and professional fees and expenses (including legal, financial advisor, appraisal and valuation-related fees and expenses) incurred by Lenders and the Administrative Agent, including those incurred in connection with the preparation, negotiation, documentation and court approval of the Transactions, (iii) to make adequate protection payments, (iv) to provide working capital, and for other general corporate purposes of the Loan Parties and their Subsidiaries, and (v) to pay administration costs of the Cases and Claims or amounts approved by the Bankruptcy Court in the Orders, the First Day Orders and “second day” orders or other orders entered by the Bankruptcy Court which are satisfactory to the Required Financing Commitment Parties.

(b) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X. Not more than 25% of the value of the assets of the Borrower and its Subsidiaries taken as a whole is represented by Margin Stock.

(c) The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

SECTION 3.09 Tax Returns and Payments. Each of the Borrower and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate Governmental Authority all federal and other material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries, as applicable, for the periods covered thereby. The Borrower and each of its Subsidiaries has paid all material taxes and assessments payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP and except taxes the payment of which are stayed by the Cases. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Borrower, threatened by any authority regarding any material taxes relating to the Borrower or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.10 Compliance with ERISA.

(a) Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect. No ERISA Event has occurred, or is reasonably expected to occur, other than as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) There exists no actual Unfunded Pension Liability with respect to any Plan, which either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, could reasonably be expected either individually or in the aggregate to result in a Material Adverse Effect.

(d) The Borrower, its Subsidiaries and any ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan except where any failure to comply, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. The Borrower, its Subsidiaries and any ERISA Affiliate have not ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions except as, with respect to each of the foregoing, could not reasonably be expected to result in a Material Adverse Effect. None of the Borrower, its Subsidiaries or any ERISA Affiliate have incurred or reasonably expect to incur liability to the PBGC which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and no lien imposed under the Code or ERISA on the assets of the Borrower, its Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any Plan. None of the Borrower, its Subsidiaries or any ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA.

(f) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; all contributions required to be made with respect to a Foreign Pension Plan have been timely made; neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan; and the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

SECTION 3.11 Security Documents.

(a) Subject to (y) in the case of the Debtors, the entry of the Orders and (z) in the case of UK Loan Parties and UK Security Documents, the UK Legal Reservations and the UK Perfection Requirements, each of the Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid, and enforceable security interest in all right, title and interest of the Loan Parties party thereto in the Collateral described therein, and the Collateral Agent, for the benefit of the Secured Parties, has a fully perfected security interest in all right, title and interest in all of the Collateral described therein, with (A) in the case of the Debtors, such priority as provided for in the Orders and (B) in the case of the other Loan Parties, first priority, and in each case subject to Permitted Liens. In the case of Collateral owned by Subsidiary Guarantors that are Domestic Subsidiaries which are not Debtors, (A) when financing statements are filed in the offices specified in the schedules to the Pledge and Security Agreement, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien (subject to all Permitted Liens) on, and security interest in, all right, title and interest of such Subsidiary Guarantors in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code (to the extent applicable), the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to the Lien of any other person (except Permitted Liens) and (B) the recordation of (x) the grant of security interest in U.S. Patents, if applicable, and (y) the grant of security interest in U.S. Trademarks, if applicable, in the respective form attached to the Pledge and Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Pledge and Security Agreement, will create, to the extent as may be perfected by such filings and recordation, a perfected security interest in the

United States trademarks and patents covered by the Pledge and Security Agreement, and the recordation of the grant of security interest in U.S. Copyrights, if applicable, in the form attached to the Pledge and Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Pledge and Security Agreement, will create, to the extent as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Pledge and Security Agreement.

(b) Except for the entry of the Orders, and no filings or recordings are required in order to perfect such security interests in the Collateral owned by the Debtors.

(c) The Interim Order, when entered by the Bankruptcy Court, is (and the Final Order when entered by the Bankruptcy Court will be) effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid, binding and enforceable perfected security interest in the Collateral owned by the Debtors without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents except to the extent set forth in such Orders.

(d) Subject to entry of the Interim Order (and the Final Order, as applicable) the Obligations of the Debtors shall have the status and priority set forth in Section 2.22 and, for the avoidance of doubt, are subject to the Carve Out.

SECTION 3.12 Properties. Each of the Borrower and each of its Subsidiaries (in the case of the UK Loan Parties, subject to the UK Legal Reservations and the UK Perfection Requirements) has good and indefeasible title to all material properties (and to all buildings, fixtures and improvements located thereon) owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 3.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens. Each of the Borrower and each of its Subsidiaries have a valid and indefeasible leasehold interest in the material properties leased by it free and clear of all Liens other than Permitted Liens.

SECTION 3.13 Subsidiaries. On and as of the Closing Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 3.13. Schedule 3.13 sets forth, as of the Closing Date, the percentage ownership (direct and indirect) of the Borrower, identifies the direct owner thereof and which Subsidiaries are Material Domestic Subsidiaries and Material Foreign Subsidiaries. All outstanding Equity Interests of each Material Domestic Subsidiary and each Material Foreign Subsidiary have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. Each Material Domestic Subsidiary and each Material Foreign Subsidiary has no outstanding securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.

SECTION 3.14 Compliance with Laws. The Borrower and its Subsidiaries are in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.15 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.16 No Default. No Default or Event of Default has occurred and is continuing.

SECTION 3.17 Environmental Matters.

(a) Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and has obtained and is in compliance with the terms of any permits required under such Environmental Laws; (ii) there are no Environmental Claims pending or to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries; (iii) no Lien, other than a Permitted Lien, has been recorded or to the knowledge of the Borrower, threatened under any Environmental Law with respect to any Real Property owned by the Borrower or any Subsidiary; (iv) neither the Borrower nor any of its Subsidiaries has agreed to assume or accept responsibility for any existing liability of any other Person under any Environmental Law; and (v) there are no facts, circumstances, conditions or occurrences with respect to the past or present business, operations, properties or facilities of the Borrower or any of its Subsidiaries, or any of their respective predecessors, that could reasonably be expected to give rise to any Environmental Claim against or any liability for the Borrower or any of its Subsidiaries under any Environmental Law.

(b) Since January 1, 2015, neither the Borrower nor any of its Subsidiaries has received any letter or written request for information under Section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601, et seq.) or any comparable state law with regard to any matter that could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

(c) Neither the Borrower nor any of its Subsidiaries has been issued or been required to obtain a permit for the treatment, storage or disposal of hazardous waste at any of its facilities pursuant to the federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. (“RCRA”), or any equivalent state law, nor are any such facilities regulated as “interim status” facilities required to undergo corrective action pursuant to RCRA or any state equivalent, except, in each case, for such matters that could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

(d) (i) To the knowledge of the Borrower, neither the Borrower nor any of their Subsidiaries has any underground storage tanks (A) that are not properly registered or permitted under applicable Environmental Laws, or (B) that are leaking or disposing of Hazardous Materials, and (ii) to the extent required by applicable Environmental Law, the Borrower and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under all Environmental Laws.

SECTION 3.18 Employment and Labor Relations. Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, (c) no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries, (d) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries, and (e) no wage and hour department investigation has been made of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clauses (a) – (e) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.19 Intellectual Property, etc. Each of the Borrower and each of its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases), and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, used in the conduct of its business, without any known conflict with or infringement or misappropriation of the rights of others which conflict, infringement or misappropriation could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.20 Insurance. Schedule 3.20 sets forth a listing of all insurance maintained by the Borrower and its Subsidiaries as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.

SECTION 3.21 Borrowing Base Calculation. The calculation by the Borrower of the Borrowing Base in any Borrowing Base Certificate delivered to the Administrative Agent and the valuation thereunder is complete and accurate in all material respects.

SECTION 3.22 Anti-Terrorism Law.

(a) Neither the Borrower nor any of its Subsidiaries is in violation of any legal requirement relating to any laws with respect to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) and the Patriot Act. Neither the Borrower nor any of its Subsidiaries and, to the knowledge of the Borrower, no agent of the Borrower or any of its Subsidiaries acting on behalf of the Borrower or any of its Subsidiaries, as the case may be, is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Department of the Treasury Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(b) Neither the Borrower nor any of its Subsidiaries and, to the knowledge of the Borrower, no agent of the Borrower or any of its Subsidiaries acting on behalf of the Borrower or any of its Subsidiaries, as the case may be, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of a Person described in Section 3.22(a), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.23 Anti-Corruption Laws.

(a) During the past five years, except as publicly disclosed in connection with the Borrower’s 2010 settlements with the U.S. Department of Justice and the SEC and in the Borrower’s Form 10-K for Fiscal Year ended on March 31, 2016, neither the Borrower nor any of its Subsidiaries, or any respective director, officer, or employee of the Borrower or any of its Subsidiaries, nor to the knowledge of the Borrower, its joint venture partners or other Affiliates, or any respective agent or other Person acting on behalf of the Borrower or any of its Subsidiaries: (i) has used any funds for any unlawful contribution, gift, property, entertainment or other unlawful expense related to political activity; (ii) has made or taken any action to further or facilitate any offer, payment, gift, promise to pay, or any offer, gift or promise of anything else of value, directly or indirectly, in order to improperly influence official action, to obtain or retain business for the Borrower or its Subsidiaries, or to secure an improper advantage for the Borrower or its Subsidiaries; (iii) has made, offered, taken, or will make, offer or take any act in furtherance of any bribe or unlawful rebate, payoff, influence payment, property, gift, kickback or other unlawful payment; or (iv) is aware of or has taken any action, directly or indirectly, that would result in a violation of any provision of the Bribery Act 2010 of the United Kingdom, the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions, the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder or any other applicable anti-bribery and anti-corruption laws and/or regulations. The Borrower, its Subsidiaries and their Affiliates have instituted and maintain policies and procedures reasonably designed to promote and ensure continued compliance with all applicable anti-bribery and anti-corruption laws and with the representation and warranty contained herein.

(b) No part of the proceeds of the Loans will be used by the Borrower or any of its Subsidiaries, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper or undue advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, or any other applicable anti-bribery or anti-corruption laws.

SECTION 3.24 Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents while acting on behalf of the Borrower or any of its Subsidiaries with Sanctions applicable to the Borrower and its Subsidiaries, and the Borrower, its Subsidiaries and their respective officers and employees and, to Borrower’s knowledge, their respective directors and agents, while acting on behalf of the Borrower and its Subsidiaries, are in compliance with applicable Sanctions and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person, except in such instances that would not result in a Sanctions violation to the Borrower or any of its Subsidiaries.

SECTION 3.25 Material Contracts. Schedule 3.25 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. Except as described on Schedule 3.25, all Material Contracts are in full force and effect and no defaults exist thereunder other than defaults the consequence of which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.26 DIP Budget. The Approved DIP Budget has been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made, it being understood that projections as to future events are not to be viewed as facts and actual results may vary materially from such forecasts.

SECTION 3.27 Centre of Main Interests. For the purposes of The Council of the European Union Regulation No. (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), so far as it is aware and if and for so long as the Regulation is applicable or deemed to be applicable in the United Kingdom, for the purposes of the Regulation, each UK Loan Party’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation.

ARTICLE IV

Conditions of Lending

SECTION 4.01 All Credit Events. The obligations of the Lenders to make any Loans hereunder (the making of any Loans hereunder, excluding any conversion or continuation of Loans, a “Credit Event”) are subject to the satisfaction (or waiver) of the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article III or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.

(c) Immediately prior to and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

(d) The making of such Loan shall not violate any Requirement of Law applicable to the Loan Parties, after giving effect to the Orders and any other order of the Bankruptcy Court entered on or prior to the date of the applicable Credit Event, and shall not be enjoined, temporarily, preliminarily or permanently.

(e) Prior to or substantially simultaneously therewith, the Administrative Agent and the Lenders shall have received the fees in the amounts previously agreed in writing by the Agents or the Lenders, as applicable, or otherwise required to be paid pursuant to the Loan Documents on or prior to such date and all expenses (including the reasonable fees, disbursements and other charges of counsel to the extent payable in accordance with the terms hereof) payable by the Loan Parties (with respect to expenses, to the extent invoices have been presented at least one Business Day prior to such date) shall have been paid, in each case subject to and in accordance with the Orders; which amounts shall as required herein and otherwise may, at the election of the Borrower, be paid from the proceeds of the Loans funded on the date of such Borrowing unless required to be paid by the Borrower prior to such date.

(f) The Administrative Agent and the Financing Commitment Parties shall have received a certificate, dated as of the date of the applicable Credit Event and signed by a Financial Officer of the Borrower, certifying compliance with the conditions precedent set forth in paragraphs (a), (c) and (d) of this Section 4.01.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the applicable matters specified in paragraphs (a), (c) and (d) of this Section 4.01.

SECTION 4.02 Conditions to Borrowing on the Closing Date. The obligations of the Lenders to make the Interim Order Loan is subject to the satisfaction (or waiver) of the conditions precedent in Section 4.01 and the following conditions precedent:

(a) The Administrative Agent shall have received (i) a counterpart of this Agreement and each other Loan Document signed on behalf of each party hereto and thereto (including via any electronic means) or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or other electronic imaging transmission) that such party has signed such a counterpart.

(b) The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of Simpson Thacher & Bartlett LLP, counsel for the Borrower, of Macfarlanes LLP, counsel for the Lenders, and of De Brauw Blackstone Westbroek N.V., counsel for the Lenders, in each case (i) dated the Closing Date, (ii) addressed to the Administrative Agent and the Lenders, and (iii) in form and substance reasonably satisfactory to the Required Financing Commitment Parties, covering such matters customarily covered in opinions of this type as the Financing Commitment Parties shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions.

(c) The Financing Commitment Parties shall have received the Initial Budget (which shall include the initial 13-week projections as of a date not more than five (5) Business Days prior to the Closing Date) in form and substance acceptable to the Required Financing Commitment Parties.

(d) The Administrative Agent and the Financing Commitment Parties shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (in each case or the foreign equivalent, if any); (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party (or, in the case of a UK Loan Party, a certificate of a director of such UK Loan Party) dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the constitutional documents, articles of association, memorandum of association, certificate of incorporation and by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or its equivalent) of such Loan Party (and, in the case of a UK Loan Party, of resolutions duly passed by its members) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation, constitutional documents, articles of association and memorandum of association of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing (or the foreign equivalent, if any) furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; (iv) in the case of a UK Loan Party, a certificate of a director confirming that the entry into the Loan Documents and the transactions contemplated by the Loan Documents would not exceed any guarantee or security limits under the constitutional documents of such UK Loan Party or under any other agreement or instrument to which such UK Loan Party is a party; (v) in the case of a UK Loan Party, a resolution of the direct shareholders of that UK Loan Party approving the terms of the Loan Documents to which such UK Loan Party is a party and (vi) such other documents as the Financing Commitment Parties may reasonably request.

(e) [Reserved].

(f) The Collateral Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such persons as indicated on the applicable schedules to the Pledge and Security Agreement, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.06 or have been or will be contemporaneously released or terminated.

(g) The Lenders shall have received the financial statements referred to in Section 3.05.

(h) The Administrative Agent and the Lenders shall have received, at least five Business Days prior to the Closing Date, to the extent requested at least eight Business Days prior to the Closing Date, (i) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) if the Borrower qualified as a “legal entity customer” under the Beneficial Ownership Regulation, a customary certification regarding beneficial ownership required by the Beneficial Ownership Regulation in relation to the Borrower.

(i) The Petition Date shall have occurred.

(j) The Bankruptcy Court shall have entered the Interim Order within five (5) Business Days after the Petition Date, it being understood that drafts thereof approved by counsel to the Administrative Agent and the Required Financing Commitment Parties on or prior to the Petition Date are reasonably satisfactory, and the Interim Order shall not have been vacated, reversed, modified, amended or stayed, in the case of any modification or amendment, in a manner that is adverse to the Lenders, without the consent of the Required Financing Commitment Parties.

(k) All First Day Orders shall have been entered by the Bankruptcy Court and all such entered First Day Orders shall be reasonably satisfactory in form and substance to the Required Financing Commitment Parties, it being understood that counsel to the Required Financing Commitment Parties have reviewed drafts of all First Day Orders on or prior to the Petition Date and all such drafts are reasonably satisfactory.

(l) No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.

(m) The RSA shall not have terminated and shall be in full force and effect.

(n) The Collateral Agent, for the benefit of the Secured Parties, shall have valid and perfected Liens on all DIP Collateral pursuant to the Interim Order and the other Loan Documents to the extent contemplated hereby and thereby, subject to Section 5.19.

(o) The Closing Date shall not be later than one (1) Business Day after the Interim Order is entered on the docket of the Bankruptcy Court unless the Required Financing Commitment Parties shall have consented to such later date.

(p) The ABL Refinancing shall have been consummated, or substantially simultaneously with the Closing Date shall be consummated.

SECTION 4.03 Conditions to Borrowing on the Initial Allocation Date. The obligation of the Lenders to make the Initial Allocation Date Loan is subject to the satisfaction (or waiver) of the conditions precedent in Section 4.01 and the following conditions precedent:

(a) The Closing Date shall have occurred.

(b) The Collateral Agent, for the benefit of the Secured Parties, shall have valid and perfected Liens on all DIP Collateral pursuant to the Orders and the other Loan Documents to the extent contemplated hereby and thereby, subject to Section 5.19.

(c) The Loan Parties shall be in compliance in all material respects with the Interim Order.

SECTION 4.04 Conditions to Borrowing on the Full Availability Date. The obligation of the Lenders to make the Final Order Loan is subject to the satisfaction (or waiver) of the conditions precedent in Section 4.01 and the following conditions precedent:

(a) The Closing Date shall have occurred.

(b) All “second day” orders approving on a final basis the relief granted under any First Day Orders shall have been entered by the Bankruptcy Court, shall be reasonably satisfactory to the Required Financing Commitment Parties, shall be in full force and effect, shall not have been vacated or reversed, shall not be subject to a stay and shall not have been modified or amended in a manner that is adverse to the Lenders without the consent of the Required Financing Commitment Parties.

(c) The Final Order shall have been entered by the Bankruptcy Court, and such order shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated, in the case of any modification or amendment, in a manner that is adverse to the Lenders without the consent of the Required Financing Commitment Parties.

(d) The Collateral Agent, for the benefit of the Secured Parties, shall have valid and perfected Liens on all DIP Collateral pursuant to the Orders and the other Loan Documents to the extent contemplated hereby and thereby and subject to Section 5.19.

(e) The Loan Parties shall be in compliance in all material respects with the Final Order.

ARTICLE V

Affirmative Covenants

The Borrower hereby covenants and agrees that from and after the date of this Agreement until the Payment in Full of the Obligations:

SECTION 5.01 Information Covenants. The Borrower will furnish, (x) as to clauses (a), (o) and (r) below, to the Lender Financial Advisor and (y) otherwise, to the Administrative Agent (for distribution to each Lender) and:

(a) Monthly Financial Statements. As soon as available and in any event within 15 Business Days after the end of each month (commencing with June 2020), (i) monthly financial statements and other reports customarily prepared by the Borrower or its Subsidiaries to manage and operate their business and (ii) a report detailing the amounts outstanding as of the last day of such month under each line of credit of the Borrower’s Foreign Subsidiaries.

(b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each of the first three fiscal quarters in each Fiscal Year of the Borrower (commencing with the fiscal quarter ending June 30, 2020), the consolidated balance sheet of the Borrower and its Subsidiaries (including Minority Interest Consolidated Entities) as at the end of such fiscal quarter and the related consolidated statements of income and statement of cash flows for such fiscal quarter and for the elapsed portion of the Fiscal Year ended with the last day of such fiscal quarter, in each case setting forth comparative figures for the corresponding fiscal quarter in the prior Fiscal Year, all of which shall be certified by a Financial Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries (including Minority Interest Consolidated Entities) as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Annual Financial Statements. As soon as available and in any event within 90 days (or in the case of the Fiscal Year ended March 31, 2020, 120 days) after the close of each Fiscal Year of the Borrower (commencing with the Fiscal Year ended March 31, 2020), (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and statement of cash flows for such Fiscal Year setting forth, comparative figures for the preceding Fiscal Year and certified by Deloitte & Touche LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Required Lenders, accompanied by an opinion of such accounting firm and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year.

(d) Management Letters. Promptly after the Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 5.01(b), a compliance certificate from a Financial Officer of the Borrower in the form attached hereto as Exhibit F, which certificate shall (i) certify on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, (ii) include related financial statements (which may be in summary form) reflecting adjustments necessary to eliminate the accounts of Minority Interest Consolidated Entities (if any) (together with supporting detail as may be requested by the Required Lenders), and (iii) include a description of the Indebtedness for borrowed money of Foreign Subsidiaries, a description of the facilities under which such Indebtedness is outstanding and the outstanding principal amount, in each case as of the last day of such period for which financial statements were delivered pursuant to Section 5.01(b).

(f) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any Responsible Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof if such event continues for three Business Days, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Subsidiaries, other than in connection with the Cases, (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Loan Document, (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, or (iv) any written allegations from any Governmental Authority or NGO as to material human rights violations involving the Borrower or any of its Subsidiaries.

(g) Environmental Matters. Promptly after any Responsible Officer of the Borrower obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or relating to any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that (A) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (B) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or relating to any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action to the extent required by any Environmental Law or any Governmental Authority in response to the Release or threatened Release of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

(h) Borrowing Base Certificate. Not later than 5:00 P.M. (New York time) on or before the fifteenth Business Day of each calendar month, a borrowing base certificate setting forth the Borrowing Base (in each case with supporting calculations in reasonable detail) substantially in the form delivered pursuant to the ABL Credit Agreement (each, a “Borrowing Base Certificate”), which shall be prepared as of the last Business Day of the month immediately preceding such delivery. Each such Borrowing Base Certificate shall include such supporting information as delivered pursuant to the ABL Credit Agreement.

(i) Patriot Act. Promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(j) PACA. Promptly inform the Administrative Agent if a Loan Party or any of its Subsidiaries obtains any notice regarding the existence of any Lien on, or trust over, any of the Collateral arising under PACA and promptly provide the Administrative Agent with a copy of such notice.

(k) Cancellation of Insurance. Promptly (but in any event within 1 Business Day of receipt thereof) inform the Administrative Agent if any Loan Party receives notice of cancellation of any insurance policy required to be maintained pursuant to Section 5.03.

(l) Change of Accounting Principles. The Borrower shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.01(b) or (c), as applicable, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

(m) Material Weakness Letter. Promptly upon receipt thereof, a copy of any “material weakness letter” submitted by independent accountants to the Borrower or any of its Subsidiaries in connection with any annual, interim or special audit of the books of such Person.

(n) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as any Lender or the Lender Advisors may reasonably request.

(o) Supplement to Approved DIP Budget. To the Lender Financial Advisor, no later than 12:00 p.m. New York City time on the Wednesday of each fourth (4th) calendar week following the week in which the Petition Date occurs, a supplemental budget covering the 13-week period that commences with the beginning of the week in which the supplemental budget is required to be delivered, consistent with the form and level of detail set forth in the Initial Budget, including the same line-items provided with the Initial Budget, and otherwise in form and substance reasonably acceptable to Required Financing Commitment Parties. Upon, and subject to, the approval of any such supplemental budget by the Required Financing Commitment Parties pursuant to the immediately preceding sentence, such supplemental budget shall constitute the then-approved

Approved DIP Budget, effective as of the beginning of the week in which it was delivered; provided that unless and until the Required Financing Commitment Parties approve such supplemental budget as provided herein, the then-current Approved DIP Budget shall remain in effect.

(p) Orders and Pleadings. As soon as reasonably practicable in advance of, but no later than two (2) calendar days prior to the earlier of (x) filing with the Bankruptcy Court or (y) delivering to any statutory committee appointed in the Cases or the United States Trustee for the District of Delaware (the “U.S. Trustee”), as the case may be, all proposed orders and pleadings related to the Loans and the Loan Documents, any other financing or use of cash collateral, any sale or other disposition of Collateral outside the ordinary course, cash management, adequate protection, any Reorganization Plan and/or any disclosure statement related thereto or any request to approve any compromise and settlement of claims (except that, with respect to any emergency pleading or document for which, despite the Loan Parties’ best efforts, such advance notice is impracticable, the Loan Parties shall be required to furnish such documents as soon as reasonably practicable and in no event later than substantially concurrently with such filings or deliveries thereof, as applicable).

(q) Additional Bankruptcy Information. By the earlier of (x) two (2) calendar days prior to being filed (and if impracticable, then as soon as possible and in no event later than as promptly as practicable before being filed) on behalf of any of the Loan Parties with the Bankruptcy Court or (y) at the same time as such documents are provided by any of the Loan Parties to any statutory committee appointed in the Cases or the U.S. Trustee, all other notices, filings, motions, pleadings or other information concerning the financial condition of the Loan Parties or any request to approve any compromise and settlement of claims or for relief under Section 363, 365, 1113 or 1114 of the Bankruptcy Code or Bankruptcy Rule 9019 or any other request for relief (to the extent not covered by Section 5.01(p) above).

(r) Variance Reports. By no later than 12:00 p.m. New York City time on the Thursday of each calendar week following the week in which the Petition Date occurs (each such Thursday, a “Variance Report Date”) commencing with June 25, 2020, a line-item by line-item variance report (each, a “Variance Report”) setting forth, in reasonable detail: (x) the actual receipts and operating disbursements (including any professional fees) for each line item in the Approved DIP Budget for the week ending on the most recent Friday (and, in the case of the first such report, the week in which the Petition Date occurs), (y) any differences between such actual amounts for each line item in the Approved DIP Budget for such period versus projected amounts set forth in the Approved DIP Budget for such period for each line item included in the Approved DIP Budget for such period and on a cumulative basis for the period from the beginning of the week in which the Petition Date occurs through the end of such period (such cumulative report to be prepared by aggregating the variances set forth in each Variance Report) and (z) the computations necessary to determine compliance with Section 6.09 together with a statement from a Financial Officer certifying the information contained in the report. The Variance Report shall also provide a reasonably detailed explanation for any variance in such Variance Report in excess of 5.0% in actual receipts or operating disbursements for each such line item during the Variance Testing Period as compared to projections for such line items during the Variance Testing Period as set forth in the Approved DIP Budget for such period.

SECTION 5.02 Books, Records and Inspections; Annual Meetings. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct (in all material respects) entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities (including, without limitation, proper books and records with respect to the Material Local Credit Facilities). In addition to the requirements set forth in Section 5.01(n), the Borrower will, and will cause each other Loan Party to, permit officers and designated representatives of any Lender or the Lender Financial Advisor at the expense of the Borrower (a) to visit and inspect, under guidance of officers of the Borrower or such other Loan Party, any of the properties of the Borrower or such other Loan Party, (b) to examine the books of account of the Borrower or such other Loan Party and discuss the affairs, finances and accounts of the Borrower or such other Loan Party with, and be advised as to the same by, its and their officers and independent accountants and (c) to verify Accounts and/or Inventory, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as any such Lender or the Lender Financial Advisor may reasonably request; provided, however, that, so long as no Event of Default exists, the Lenders and the Lender Financial Advisor shall be limited to one such visit during any Fiscal Year of the Borrower at the expense of the Borrower at locations reasonably requested by such Lenders or Lender Financial Advisor through the Administrative Agent. The Loan Parties shall maintain their fiscal reporting period on a March 31 fiscal year, and each Domestic Subsidiary shall maintain its respective fiscal reporting period on the present basis.

SECTION 5.03 Maintenance of Property; Insurance.

(a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, (x) except ordinary wear and tear and obsolescence, (y) except and subject to the occurrence of casualty events and (z) except where failure to do so would not materially or adversely affect its business, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. In addition to the requirements of the immediately preceding sentence, the Borrower and its Subsidiaries will at all times cause insurance of the types described in Schedule 3.20 to be maintained (with the same scope of coverage as that described in Schedule 3.20) at levels which are consistent with their practices immediately before the Closing Date. Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance.

(b) The Borrower will, and will cause each other Loan Party to, at all times keep its property insured in favor of the Collateral Agent, and all policies and certificates (or certified copies thereof including any endorsements) with respect to such insurance (and any other insurance maintained by the Borrower and/or such Subsidiaries) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as lender loss payee and/or additional insured), (ii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Parties, and (iii) shall be deposited with the Collateral Agent. The Borrower will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to obtain endorsements to its insurance policies stating that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent.

(c) If the Borrower or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 5.03, or if the Borrower or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

(d) If at any time the improvements on any Real Property subject (or required to be subject) to a Lien securing the Obligations are located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or any successor thereto or other applicable agency, the Borrower will, and will cause each of its Subsidiaries to, at all times keep and maintain flood insurance in an amount no less than the amount sufficient to comply with the rules and regulations promulgated under the National Flood Insurance Act of 1968 and Flood Disaster Protection Act of 1973, each as amended from time to time.

SECTION 5.04 Existence; Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 5.04 shall prevent (i) sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Section 6.04, (ii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign Business in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) the change in form of organization of the Borrower or any of its Subsidiaries, if the Borrower in good faith determines that such change in organization is in the best interest of the Borrower or such Subsidiary, is not materially disadvantageous to the Lenders and, in the case of a change in the form of organization of any Loan Party, the Administrative Agent has consented thereto.

SECTION 5.05 Compliance with Requirements of Law, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all Requirements of Law, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, that the Loan Parties shall comply with the Orders in all respects.

SECTION 5.06 Anti-Corruption Laws. The Borrower will conduct its, and will cause each of its Subsidiaries and the directors, officers, employees and agents of any of the foregoing to conduct their, business on behalf of the Borrower and its Subsidiaries in a manner so as to not, directly or indirectly, violate the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, or any other applicable anti-bribery or anti-corruption laws.

SECTION 5.07 Sanctions. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents, while acting on behalf of the Borrower and its Subsidiaries, with Sanctions applicable to the Borrower and its Subsidiaries. The Borrower will make best efforts to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents, while acting on behalf of the Borrower and its Subsidiaries, with Sanctions applicable to the Borrower and its Subsidiaries.

SECTION 5.08 Compliance with Environmental Laws.

(a) The Borrower will comply, and will (x) cause each of its Subsidiaries to comply and (y) ensure compliance by its tenants and subtenants, in each case, with all Environmental Laws and permits applicable to, or required in respect of the conduct of its business or operations or by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except for such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens, other than Permitted Liens, imposed pursuant to such Environmental Laws. Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of the Borrower or any of its Subsidiaries, except in connection with such noncompliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) (i) The Borrower will provide, at the sole expense of the Borrower and at the reasonable request of the Required Lenders after receipt of any notice of the type described in Section 5.01(g), an environmental site assessment report concerning any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Required Lenders, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property. If the Borrower fails to provide the same within 60 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

(c) Conduct and complete all investigations, studies, sampling and testing, and all remediation, removal and other actions required under Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09 ERISA Information Undertakings. The Borrower will deliver to the Administrative Agent (in sufficient copies for all Lenders, if the Administrative Agent so requests):

(a) promptly and in any event within 15 days after receiving a request from the Administrative Agent a copy of the most recent IRS Form 5500 (including the Schedule B) with respect to a Plan; and

(b) promptly, and in any event within 30 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to result in a material liability to the Borrower or any of its Subsidiaries, a certificate of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower, any Subsidiary of the Borrower or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (4) of the definition thereof, the 30-day notice period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (2) of the definition thereof, in no event shall notice be given later than 10 days after the occurrence of the ERISA Event.

The Borrower shall:

(a) ensure that any material liability imposed on them or any ERISA Affiliate pursuant to Title IV of ERISA is paid and discharged when due;

(b) ensure that neither it nor any ERISA Affiliate adopts an amendment to a Plan requiring the provision of security under ERISA or the Code without the prior consent of the Administrative Agent or the Lenders; and

(c) ensure that no Plan is terminated under Section 4041 of ERISA.

SECTION 5.10 Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except to the extent stayed by the Cases.

SECTION 5.11 Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 6.06(a); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim (i) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or is stayed by the Cases or (ii) if the aggregate amount of such monetary obligations is less than (x) in the case of Loan Parties, $10,000,000 and (y) in the case of non-Loan parties, the Threshold Amount.

SECTION 5.12 [Reserved].

SECTION 5.13 Additional Security; Further Assurances; etc.

(a) The Borrower will cause each Wholly-Owned Domestic Subsidiary or any other Person that becomes a Wholly-Owned Domestic Subsidiary after the Closing Date to promptly, but no later than 20 Business Days after the date on which such Person becomes a Domestic Subsidiary (as such date may be extended by the Required Lenders in their sole discretion), (i) become a Subsidiary Guarantor as described in the Guarantee Agreement by way of execution of a joinder agreement thereto substantially in the form attached thereto as Exhibit A and (ii) grant security interests over any Collateral as described in the Pledge and Security Agreement by way of execution of a joinder agreement thereto substantially in the form attached thereto as Exhibit 10.

(b) [Reserved].

(c) The Borrower and its Subsidiaries will cause (i) 100% of the Equity Interests of each Subsidiary that is a Subsidiary Guarantor and (ii) 100% of the Equity Interests of each Domestic Subsidiary and 65% of the aggregate of the total outstanding Voting Stock (and 100% of each class of issued and outstanding Equity Interest other than Voting Stock) of each Foreign Subsidiary (that is not a Loan Party) held directly by the Borrower or any Subsidiary Guarantor (or, if less, the full amount owned by the Borrower and each such Subsidiary Guarantor), in each case, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent for the ratable benefit of the Secured Parties pursuant to the terms and conditions of the Security Documents and the Senior Lien Intercreditor Agreement, as applicable.

(d) Subject to Section 5.19, the Loan Parties will (i) cause each loan or advance that is outstanding on or after the Closing Date to a Loan Party by a Subsidiary to be evidenced by an intercompany note duly executed and delivered, (ii) deliver such intercompany note to the Collateral Agent, together with an appropriate allonges or other endorsement reasonably satisfactory to the Collateral Agent, and (iii) execute such Security Documents in connection with the pledge of such promissory notes as the Administrative Agent may reasonably request.

(e) The Borrower will, and will cause each of the other Loan Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, mortgages, certificates (including flood certificates and evidence of flood insurance if applicable), real property surveys, reports and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, the Borrower will, and will cause the other Loan Parties to, deliver to the Collateral Agent such opinions of counsel, title insurance, flood hazard determinations and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 5.13 has been complied with.

SECTION 5.14 Real Estate Leases. The Borrower will, and will cause each of the Loan Parties to, timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located except to the extent that the same are being contested in good faith and except to the extent stayed by the Cases.

SECTION 5.15 [Reserved]

SECTION 5.16 Management and Advisor Calls. The Borrower will, and will cause each of the Loan Parties, and/or their advisors, as applicable (including appropriately senior members of management with respect to clause (c) below), shall host the following telephonic conference calls with the Administrative Agent, the Lenders and/or the Lender Advisors, as applicable:

(a) Promptly following the delivery of each Variance Report pursuant to Section 5.01(r), a call (at a time to be mutually agreed) with the Lender Financial Advisor to discuss the contents of such Variance Report.

(b) To the extent not covered during the call described in clause (a), a weekly call (at a time to be mutually agreed) with the Lender Advisors to discuss contemplated material filings, the Approved DIP Budget and budget-related initiatives, recent performance, cash and liquidity management, operational activities, current business and market conditions, material performance changes, the Borrowing Base and foreign lines of credit.

(c) No less frequently than monthly, a call (at a time to be mutually agreed) with the Lenders to discuss the Approved DIP Budget and budget-related initiatives, recent performance, cash and liquidity management, operational activities, current business and market conditions, material performance changes, the Borrowing Base and foreign lines of credit.

SECTION 5.17 Milestones. The Borrower will, and will cause each of the Loan Parties to, use their commercially reasonable efforts to pursue and implement the Restructuring (as defined in the RSA)

in accordance with the RSA and in any event shall achieve the following milestones, which dates shall be automatically extended to the extent extended under the RSA in accordance with its terms and otherwise at any time with the written approval of the Required Financing Commitment Parties:

(a) on or before three (3) Business Days after the Petition Date, the Bankruptcy Court shall have entered the Interim Order;

(b) on or before thirty-five (35) days after entry of the Interim Order, the Bankruptcy Court shall have entered the Final Order;

(c) on or before sixty (60) days after the Petition Date, the Bankruptcy Court shall have entered the Acceptable Confirmation Order and an order approving a disclosure statement (which may be the Acceptable Confirmation Order);

(d) no later than seventy-five (75) days after the Petition Date, the Acceptable Plan shall have become effective.

SECTION 5.18 Bankruptcy Related Matters. The Borrower will, and will cause each of the Loan Parties to,:

(a) cause all proposed (i) First Day Orders, (ii) “second day” orders approving the relief granted in the First Day Orders on a final basis, (iii) orders related to or affecting the Loans and other Obligations and the Loan Documents, any other financing or use of cash collateral, any sale or other disposition of DIP Collateral outside the ordinary course, cash management, adequate protection, any Reorganization Plan and/or any disclosure statement related thereto, (iv) orders concerning the financial condition of the Borrower or any of its Subsidiaries or other Indebtedness of the Loan Parties or seeking relief under section 363, 365, 1113 or 1114 of the Bankruptcy Code or section 9019 of the Federal Rules of Bankruptcy Procedure, (v) orders authorizing additional payments to critical vendors (outside of the relief approved in the First Day Orders and “second day” orders) and (vi) orders establishing procedures for administration of the Cases or approving significant transactions submitted to the Bankruptcy Court, in each case, proposed by the Debtors to be in accordance with and permitted by the terms of this Agreement and reasonably acceptable to the Required Financing Commitment Parties in their reasonable discretion in all respects, it being understood and agreed that the forms of orders approved by the Required Financing Commitment Parties prior to the Petition Date are in accordance with and permitted by the terms of this Agreement and are reasonably acceptable in all respects;

(b) comply in all material respects with each order entered by the Bankruptcy Court in connection with the Cases; and

(c) consult in good faith with the Required Financing Commitment Parties’ advisors regarding the form and substance of any documents described in Section 5.01(p) or (q) (except that with respect to any emergency pleading or document for which, advance notice is impracticable).

SECTION 5.19 Post-Closing Matters. The Borrower will deliver (or caused to be delivered) to the Administrative Agent or the Collateral Agent, as applicable, each item set forth on Schedule 5.19, within the time period set forth therein, to the extent such item is not delivered on or before the Closing Date.

ARTICLE VI

Negative Covenants

The Borrower hereby covenants and agrees that from and after the date of this Agreement until the Payment in Full of the Obligations:

SECTION 6.01 Restricted Payments.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Borrower’s or any of its Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower’s or any of its Subsidiaries) or to the direct or indirect holders of the Borrower’s or any of its Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower);

(ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or any direct or indirect parent of the Borrower;

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Debtors arising prior to the Petition Date (other than (x) as expressly contemplated herein or in the Interim Order, Final Order, any First Day Order or related “second day” order and (y) in the ordinary course of business consistent with past practice in respect of any intercompany Indebtedness between or among the Borrower and any of its Subsidiaries incurred in the ordinary course of business consistent with past practice); provided that the provisions of this clause (iii) shall not be deemed to apply to any Indebtedness of any Subsidiary that is not a Subsidiary Guarantor (including any such Indebtedness guaranteed by the Borrower or any Subsidiary Guarantor); or

(iv) make any Restricted Investment

(all such payments and other actions prohibited as set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”).

(b) The provisions of Section 6.01(a) hereof will not prohibit, in each case to the extent consistent with the Approved DIP Budget and any applicable order of the Bankruptcy Court:

(i) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Subsidiary of the Borrower to the holders of its Equity Interests on a pro rata basis; and

(ii) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants.

SECTION 6.02 Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

(i) pay dividends or make any other distributions on its Equity Interest to the Borrower or any of its Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Borrower or any of its Subsidiaries (except for the waiving or deferring in the ordinary course of business consistent with past practice subrogation and reimbursement rights in connection with the guarantee obligations permitted pursuant to this Agreement);

(ii) make loans or advances to the Borrower or any of its Subsidiaries; or

(iii) sell, lease or transfer any of its properties or assets to the Borrower or any of its Subsidiaries.

(b) The restrictions in Section 6.02(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements existing on the Closing Date as in effect on the date hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date hereof;

(ii) this Agreement and the other Loan Documents;

(iii) agreements governing other Indebtedness permitted to be incurred pursuant to Section 6.03 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements permitted to be incurred pursuant thereto; provided, that (A) the restrictions are ordinary and customary with respect to the type of Indebtedness being incurred and (B) such encumbrances or restrictions will not materially affect the Borrower’s ability to make payments of principal or interest on the Loans, as determined at the time such Indebtedness is incurred in good faith by the senior management of the Borrower;

(iv) applicable law, rule, regulation or order;

(v) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(vi) Liens permitted to be incurred under the provisions of Section 6.06 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(vii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(viii) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (iii) of Section 6.02(a) hereof; and

(ix) provisions limiting the disposition or distribution of assets or property in joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Borrower’s board of directors, which limitation is applicable only to the assets that are the subject of such agreements.

SECTION 6.03 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, and the Borrower will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock.

(b) The provisions of Section 6.03(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) Indebtedness (and Guarantees thereof) existing on the Petition Date (other than Indebtedness of foreign Subsidiaries of the Borrower);

(ii) Indebtedness created hereunder and under the other Loan Documents;

(iii) The incurrence by the Borrower or any of its Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Borrower or any of its Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (iii), not to exceed $5,000,000 at any time outstanding;

(iv) the incurrence by the Borrower or any of its Subsidiaries of Bank Product Obligations in the ordinary course of business and of Hedging Obligations entered into prior to the Petition Date in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(v) the incurrence by the Borrower or any of its Subsidiaries of Indebtedness owing under documentary or standby letters of credit for the purchase of goods or other merchandise generally;

(vi) The incurrence by the Borrower or any of its Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(vii) The incurrence by the Borrower or any of its Subsidiaries of Indebtedness owing under overdraft facilities in connection with cash management arrangements in the ordinary course of business;

(viii) the incurrence by (x) foreign Subsidiaries of the Borrower of Indebtedness in an aggregate amount (or accreted value, as applicable) at any time outstanding not to exceed $875,000,000 and (y) the Borrower or any of its Subsidiaries of Indebtedness in an aggregate amount (or accreted value, as applicable) at any time outstanding not to exceed $5,000,000;

(ix) Guarantees by the Borrower or any Subsidiary which are incurred in the ordinary course of business for the purpose of carrying unsold tobacco inventories held against Confirmed Orders and other Guarantees by the Borrower or any Subsidiary incurred in the ordinary course of business with respect to Uncommitted Inventories in an aggregate amount not to exceed the amount of such Uncommitted Inventories;

(x) To the extent constituting Indebtedness, financings permitted under Section 6.04(l);

(xi) the incurrence by the Borrower or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness that was permitted by this Agreement to be incurred under clauses (iii), (viii) or (xi) of this Section 6.03(b);

(xii) the incurrence by the Borrower or any of its Subsidiaries of intercompany Indebtedness between or among the Borrower and any of its Subsidiaries in the ordinary course of business consistent with past practice; provided, that any such Indebtedness, to the extent owed by the Borrower or any Subsidiary Guarantor, shall be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations and an intercompany note evidencing such indebtedness owed to a Loan Party shall delivered to the Collateral Agent pursuant to Section 5.13 and 5.19; and

(xiii) the Guarantee by the Borrower or any of its Subsidiaries of Indebtedness of the Borrower or a Subsidiary of the Borrower to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 6.03; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Credit Facility, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed.

For purposes of determining compliance with this Section 6.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiii) above the Borrower will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 6.03.

The Borrower will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Borrower or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Credit Facility and the Guarantees thereof on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrower solely by virtue of being unsecured or by virtue of being secured on junior priority basis.

The accrual of interest or preferred stock dividends and the accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this Section 6.03, the maximum amount of Indebtedness that the Borrower or any Subsidiary may incur pursuant to this Section 6.03 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

SECTION 6.04 Consolidation, Merger, Purchase or Sale of Assets, etc.

The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, equipment, goods and services in the ordinary course of business) of any Person, except that:

(a) Capital Expenditures by the Borrower and its Subsidiaries shall be permitted (other than Capital Expenditures constituting an acquisition) in an amount not to exceed $8,000,000 after the date hereof in accordance with the capital expenditures budget delivered to the Lenders prior to the date hereof or the Approved DIP Budget;

(b) the Borrower and its Subsidiaries may sell inventory in the ordinary course of business;

(c) the Borrower and its Subsidiaries may liquidate or otherwise dispose of obsolete, expired, worn-out, excess or redundant property in the ordinary course of business;

(d) Permitted Investments may be made;

(e) the Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 6.03(b)(iii));

(f) the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(g) the Borrower and its Subsidiaries may grant non-exclusive licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in each case so long as no such grant otherwise affects the Collateral Agent’s security interest in the asset or property subject thereto;

(h) the Borrower and its Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value;

(i) the Borrower and its Subsidiaries may make dispositions resulting from any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or its Subsidiaries to the extent such taking or condemnation could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(j) Dividends may be paid to the extent permitted by Section 6.01;

(k) the Borrower and its Subsidiaries may dispose of property and assets to the extent such property and assets were the subject of a casualty or of condemnation proceedings upon the occurrence of the related Recovery Event;

(l) the sale of Accounts arising from sales of tobacco, which Accounts are sold pursuant to the Existing Securitization Facilities or substantially similar factoring arrangements without recourse;

(m) the Borrower and its Subsidiaries may cancel or abandon intellectual property rights which are, in the reasonable business judgment of the Borrower or such Subsidiary, no longer material to, or no longer used or useful in the business of the Borrower or such Subsidiary;

(n) the dissolution, liquidation or winding up of a Subsidiary (other than a Guarantor) of the Borrower, if the Borrower determines in good faith that such a dissolution, liquidation or winding up is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders; and

(o) the Borrower and its Subsidiaries may consummate the Corporate Restructuring Transaction and transactions listed on Schedule 6.04.

To the extent the Required Lenders waive the provisions of this Section 6.04 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.04 (other than to the Borrower or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect and/or evidence the foregoing; provided, however, that the Administrative Agent’s Lien shall attach to the proceeds of any such sale. In connection with a termination or release pursuant to this Section, the Administrative Agent and the Collateral Agent shall promptly execute and deliver to the applicable Loan Party, at the Borrower’s expense, all documents that the applicable Loan Party shall reasonably request to evidence such termination or release, as applicable.

SECTION 6.05 Transactions with Affiliates.

The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of transactions with any officer, director, shareholder or Affiliate other than (a) transactions between the Borrower and any of its Subsidiaries in the ordinary course of business consistent with past practices as of the date hereof, (b) transactions on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate and (c) loans or advances to employees in the ordinary course of business after the Petition Date not to exceed $500,000 in the aggregate at any one time outstanding (determined without regard to any write-downs or write-offs of such loans and advances).

SECTION 6.06 Liens.

The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of Accounts), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar or equivalent notice of Lien under any similar or equivalent recording or notice statute in any jurisdiction; provided that the provisions of this Section 6.06 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(a) inchoate Liens for taxes, assessments or governmental charges or levies not yet delinquent or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(c) (i) Liens in existence on the Closing Date on assets of the Debtors which are listed in Schedule 6.06 and (ii) Liens in existence on the Closing Date on assets of the Subsidiaries of the Borrower that are not Debtors which are listed in Schedule 6.06 and any modifications, replacements, renewals or extensions thereof; provided that (A) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien, (ii) to the extent otherwise constituting a Permitted Lien and (iii) proceeds and products thereof, and (B) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.03;

(d) (i) Liens created by or pursuant to this Agreement and the Security Documents and (ii) Liens granted as adequate protection on account of the First Lien Notes Obligations and Second Lien Notes Obligations and otherwise pursuant to and in accordance with the Orders;

(e) (i) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries and (ii) any interest or title of a lessor, sublessor or licensor under any lease or license agreement not prohibited by this Agreement to which the Borrower or any of its Subsidiaries is a party;

(f) Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 6.03(b)(iii); provided that (i) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (ii) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any asset of the Borrower or any other asset of the Borrower or any Subsidiary of the Borrower, other than proceeds of such asset;

(g) Liens placed upon equipment, machinery or other capital asset acquired after the Closing Date and used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the Borrower or such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment, machinery or capital asset or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that (i) the Indebtedness secured by such Liens is permitted by Section 6.03(b)(iii) and (ii) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Borrower or such Subsidiary, other than proceeds of such asset;

(h) zoning restrictions, easements, rights-of-way, use restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries (taken as a whole);

(i) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(j) Liens arising out of the existence of judgments or awards; provided that in the case of any Loan Party, the Borrower or any other Loan Party shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings and the Borrower or the applicable Loan Party shall have set aside on its books, if required by GAAP, appropriate reserves for such Liens, provided, further, that the aggregate amount of all cash and the Fair Market Value of all other property subject to such Liens arising after the Petition Date does not exceed the Threshold Amount;

(k) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(l) attachment, judgment or similar Liens arising in connection with court proceedings that are not stayed by the Cases; provided, that the execution or other enforcement of such Liens with respect to judgments or decrees in the aggregate do not give rise to an Event of Default under Section 7.09 is effectively stayed, the claims secured thereby are being actively contested in good faith by appropriate proceedings and the applicable Loan Party or Subsidiary shall have set aside on its books, if required by GAAP, appropriate reserves for such Liens;

(m) in respect of any real property, any facts that are disclosed by any survey thereof or title insurance with respect thereto that do not materially impair the value of such real property or the operations conducted on such real property;

(n) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(o) Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks or other financial institutions with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(q) Liens granted in the ordinary course of business on insurance policies, proceeds thereof and the unearned portion of insurance premiums with respect thereto securing the financing of the unpaid cost of the insurance policies to the extent the financing is permitted under Section 6.03;

(r) Liens (not securing Indebtedness) which are incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old-age pensions, social security and public liability laws and similar legislation;

(s) Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of Indebtedness), statutory obligations, and other obligations of like nature, incurred as an incident to and in the ordinary course of business; and

(t) Liens on Accounts arising from transactions permitted by both Section 6.04(l) and 6.03(b)(x);

(u) the Carve Out;

(v) Liens on the assets of a Foreign Subsidiary that is not a Loan Party securing foreign lines of credit of the Foreign Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $450,000,000; and

(w) Liens existing on any asset prior to the acquisition thereof by a Loan Party or a Subsidiary and not created in contemplation of such event and do not attach to any other asset; and

(x) additional Liens (other than over DIP Collateral) of the Borrower or any of its Subsidiaries not otherwise permitted by this Section 6.06 that do not secure Indebtedness in a principal amount in excess of $5,000,000 in the aggregate for all such Liens at any time.

In connection with the granting of Liens of the type described in clauses (c), (f), (g), (i), (t) and (x) of this Section 6.06 by the Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

SECTION 6.07 Business Activities.

The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by it and its Subsidiaries as of the date hereof and reasonable extensions thereof and businesses ancillary or complementary thereto.

SECTION 6.08 Corporate Existence.

Except as otherwise contemplated under Section 5.04, the Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(a) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Borrower or any such Subsidiary; and

(b) the rights (charter and statutory), licenses and franchises of the Borrower and its Subsidiaries.

SECTION 6.09 Budget Covenant. The Debtors shall not permit, as of any Variance Report Date, (x) the actual aggregate operating disbursements (excluding professional fees) or Capital Expenditures of the Loan Parties and their Subsidiaries for any Variance Testing Period to exceed 115% (or, in the case of any Variance Testing Period of less than four weeks, 120%) of the projected aggregate operating disbursements (excluding professional fees) or Capital Expenditures, as applicable, of the Loan Parties and their Subsidiaries for such period set forth in the Approved DIP Budget, or (y) the actual aggregate receipts for the Variance Testing Period to be less than 85% (or, in the case of any Variance Testing Period of less than four weeks, 80%) of the projected aggregate receipts for such period set forth in the Approved DIP Budget.

SECTION 6.10 Use of Proceeds.

(a) The Borrower will not use the proceeds of any Credit Event, whether directly or indirectly, in a manner inconsistent with the uses set forth in Section 3.08.

(b) The Borrower will (i) not contribute or otherwise make available the proceeds of any Loan or any Credit Event hereunder, directly or indirectly, to any person or entity (whether or not related to the Borrower, any of its Subsidiaries or member of its group of companies) for the purpose of financing the activities of any Sanctioned Person, to the extent such contribution or provision of proceeds would be prohibited by Sanctions or would otherwise, to the knowledge and belief of the Borrower, cause any person to be in breach of Sanctions; (ii) not fund all or part of any repayment of any Loans or Obligations hereunder out of proceeds derived from transactions which would be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions; and (iii) ensure that appropriate controls and safeguards are in place designed to prevent any proceeds of any Loan or any Credit Event hereunder from being used contrary to clause (i) above.

SECTION 6.11 Additional Bankruptcy Matters.

The Borrower will not, and will not permit its Subsidiaries, to do any of the following:

(a) assert, join, investigate, support or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents or the RSA against any of the Secured Parties; provided that nothing contained in this Section 6.11(a) shall prohibit the Debtors from responding to or complying with discovery requests of any statutory committee appointed or appearing in the Cases, in whatever form, made in connection with an investigation against any of the Secured Parties or the payment from proceeds of the Loans of professional fees related thereto;

(b) in the case of the Debtors, enter into any agreement to return any of its inventory to any of its creditors for application against any pre-petition Indebtedness, pre-petition trade payables or other pre-petition claims under Section 546(c) of the Bankruptcy Code or agree that any creditor may take any setoff or recoupment against any of its pre-petition Indebtedness, pre-petition trade payables or other pre-petition claims based upon any such return pursuant to Section 553(b)(1) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount applied to pre-petition Indebtedness, pre-petition trade payables and other pre-petition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $250,000;

(c) subject to the terms of the Orders and subject to Article VII, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Agents, the Lenders or other Secured Parties with respect to the DIP Collateral following the occurrence of an Event of Default, including without limitation a motion or petition by any Secured Party to lift an applicable stay of proceedings to do the foregoing (provided that any Loan Party may contest or dispute whether an Event of Default has occurred in accordance with the terms of the Orders);

(d) except as expressly provided or permitted under this Agreement (including, without limitation, to the extent pursuant to the Orders, any First Day Orders or “second day” orders) or as otherwise contemplated in the then Approved DIP Budget, make any payment or distribution to any non-Debtor Affiliate or insider of any Debtor outside of the ordinary course of business;

(e) hold any proceeds of the Loans in any account other than the DIP Proceeds Account, pending application thereof in accordance with this Agreement; or

(f) without the consent of the Required Financing Commitment Parties, move to assume or reject any material lease, material license or other material contract of any Debtor pursuant to Section 365 of the Bankruptcy Code.

SECTION 6.12 Minimum Liquidity. On the last Business Day of each week following the Closing Date, the Borrower shall not allow Liquidity to be less than (a) prior to the Final Order Entry Date, $15,000,000 and (b) thereafter, $25,000,000, in either case on the last Business Day of two consecutive such weeks.

ARTICLE VII

Events of Default

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

SECTION 7.01 Payments. The Borrower shall (a) default in the payment when due of any principal of any Loan, or (b) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or any fees or any other amounts owing hereunder or under any other Loan Document; or

SECTION 7.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Loan Party herein or in any other Loan Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect (or any respect, to the extent qualified by materiality or Material Adverse Effect) on the date as of which made or deemed made; or

SECTION 7.03 Covenants. The Borrower or any of its Subsidiaries shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 5.01(e), 5.01(f), 5.01(p), 5.01(q), 5.04, 5.17, or Article VI, (b) default in the due performance or observance by it of Section 5.01(g), 5.01(h), 5.01(o), 5.01(r), 5.07, 5.16 or 5.18 so long as such default shall continue unremedied for a period of five days or (c) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 7.01 or 7.02 or clause (a) or (b) above) and such default shall continue unremedied for a period of twenty days after the earlier of (i) the date on which such default shall first become known to any Responsible Officer of the Borrower or any other Loan Party or (ii) the date on which written notice thereof is given to the defaulting party by the Administrative Agent or the Required Lenders; or

SECTION 7.04 Default under Other Agreements. Except as a result of the commencement of the Cases or unless the payment, acceleration and/or exercise of remedies with respect to any such Indebtedness is stayed by the Bankruptcy Court, (a) the Borrower or any of its Subsidiaries shall (i) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness incurred after the Petition Date (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its Stated Maturity, or (b) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable prior to the Stated Maturity thereof; provided that it shall not be a Default or an Event of Default under this Section 7.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (a) and (b) is at least equal to the Threshold Amount; or

SECTION 7.05 Bankruptcy, etc. In each case other than the Cases: the Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under the Bankruptcy Code; or an involuntary case (including an expropriation, attachment, sequestration, distress or execution or an analogous process in any jurisdiction affecting any assets of the Borrower or any of its Subsidiaries) is commenced against the Borrower or any of its Subsidiaries, and the petition, claim or process in the case of an involuntary case is not dismissed within sixty days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code), liquidator, receiver, administrative receiver, administrator, reconstructor, compulsory manager, or other similar officer is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, to operate all or any substantial portion of the business of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, administration, creditor voluntary arrangement, receivership, composition, compromise, assignment or similar arrangement with creditors by reason of actual or anticipated financial difficulties or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries (other than the Cases), or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt (other than in connection with the Cases); or any order of relief, moratorium or other order approving any such case or proceeding (other than the Cases) is entered; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any Business action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

SECTION 7.06 ERISA.

(a) One or more ERISA Events shall have occurred;

(b) there is or arises an actual Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability);

(c) any material contribution required to made with respect to a Foreign Pension Plan has not been timely made; or

(d) there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the Borrower, any Subsidiary of the Borrower or the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans;

and the liability of any or all of the Borrower, any Subsidiary of the Borrower and the ERISA Affiliates contemplated by the foregoing clauses (a), (b), (c) and (d), either individually or in the aggregate, has had, or could be reasonably expected to have, a Material Adverse Effect; or

SECTION 7.07 Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Parties (other than pursuant to the terms hereof) a perfected security interest in, and Lien on, all of the Collateral covered thereby, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except in accordance with the Orders), and subject to no other Liens (except as permitted by Section 6.06), or any Loan Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or

SECTION 7.08 Guaranties. The Guarantee Agreement or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor, or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Guarantee Agreement or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guarantee Agreement; or

SECTION 7.09 Judgments. Except for any order fixing the amount of any claim in the Cases, one or more judgments or decrees shall be entered against the Borrower or any Subsidiary of the Borrower involving in the aggregate for the Borrower and its Subsidiaries a liability (to the extent not paid or not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of thirty consecutive days, and the aggregate amount of all such judgments equals or exceeds the Threshold Amount; or

SECTION 7.10 Change of Control. A Change of Control shall occur; or

SECTION 7.11 RSA. The RSA shall have terminated for any reason by the Debtors, the Required Consenting First Lien Noteholders (as such term is defined in the RSA) or, other than as a result of a breach thereof by any Consenting Second Lien Noteholder (as defined in the RSA) that is also a Lender, the Required Consenting Second Lien Noteholders (as such term is defined in the RSA), or is modified, amended or waived in any manner materially adverse to the Secured Parties without the prior consent of the Administrative Agent at the direction of Required Financing Commitment Parties;

SECTION 7.12 Cases. There shall occur any of the following in the Cases:

(a) the bringing of a motion or taking of any action by any of the Debtors or any Subsidiary, or any person claiming to act by or through any Debtor or any Subsidiary (i) to grant any Lien other than Liens permitted pursuant to Section 6.06 or the Orders upon or affecting any DIP Collateral or (ii) to use cash collateral of the Agents and the other Secured Parties under Section 363(c) of the Bankruptcy Code without the prior written consent of the Required Financing Commitment Parties, except as provided in the Interim Order or Final Order;

(b) the entry of an order in any of the Cases confirming a Reorganization Plan that is not an Acceptable Plan;

(c) (A) the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Interim Order or the Final Order in any material respect without the written consent of the Required Financing Commitment Parties, the filing of a motion by a Loan Party or any Subsidiary thereof for reconsideration with respect to the Interim Order or the Final Order, or the Interim Order or the Final Order shall otherwise not be in full force and effect or (B) any Debtor or any Subsidiary shall fail to comply with the Orders in any material respect;

(d) the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against any Agent, any Lender, any other Secured Party or any of the DIP Collateral;

(e) the appointment of a trustee, receiver or an examiner (other than a fee examiner) in the Cases with expanded powers to operate or manage the financial affairs, the business, or reorganization of the Debtors;

(f) the dismissal of any Case, or the conversion of any Case from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code, or any Debtor shall file a motion or other pleading seeking the dismissal of the Case under Section 1112 of the Bankruptcy Code or otherwise;

(g) any Debtor shall file a motion seeking, or the Bankruptcy Court shall enter an order granting, relief from or modification of the Automatic Stay (i) to allow any creditor (other than the Agents) to execute upon or enforce a Lien on any DIP Collateral with a value in excess of $2,500,000, (ii) except as set forth in the RSA, approving any settlement or other stipulation not approved by the Required Financing Commitment Parties (which approval shall not be unreasonably withheld) with any secured creditor of any Debtor providing for payments as adequate protection or otherwise to such secured creditor or (iii) with respect to any Lien on or the granting of any Lien on any DIP Collateral to any federal, state or local environmental or regulatory agency or authority;

(h) the commencement of a suit or an action (but not including a motion for standing to commence a suit or an action) by a Loan Party or any Subsidiary thereof against any Agent, any Lender or any other Secured Party, where such suit or action asserts or seeks by or on behalf of a Debtor, a claim or any legal or equitable remedy that would (x) have the effect of invalidating, subordinating or challenging any or all of the Obligations or Liens of any Agent (on behalf of the Secured Parties) to any other claim, or (y) have a Material Adverse Effect on the rights and remedies of any Agent or the collectability of all or any portion of the Obligations (other than a challenge as to whether an Event of Default has, in fact, occurred and is continuing);

(i) the entry of an order in the Cases terminating the exclusive right of any Debtor to file a Chapter 11 plan pursuant to Section 1121 of the Bankruptcy Code;

(j) there shall arise or be granted by the Bankruptcy Court (i) any claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 of the Bankruptcy Code or clause (b) of Section 507 of the Bankruptcy Code (other than the Carve Out) or (ii) any Lien on the DIP Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, except, in each case, as expressly provided in the Loan Documents or in the Orders then in effect (but only in the event specifically consented to by the Administrative Agent (at the direction of the Required Financing Commitment Parties)), whichever is in effect;

(k) an order of the Bankruptcy Court shall be entered denying or terminating use of cash collateral by the Debtors;

(l) the filing of any motion by the Debtors seeking approval of (or the entry of an order by the Bankruptcy Court approving) adequate protection in respect of the First Lien Notes Obligations that is inconsistent with an Order;

(m) without the Required Financing Commitment Parties’ consent, the entry of any order by the Bankruptcy Court granting, or the filing by any Debtor or any of its Subsidiaries of any motion or other request with the Bankruptcy Court (in each case, other than the Orders and motions seeking entry thereof or permitted amendments or modifications thereto) seeking authority to use any cash proceeds of any of the DIP Collateral other than in accordance with this Agreement or to obtain any financing under Section 364 of the Bankruptcy Code other than pursuant to the Loan Documents;

(n) without the Required Financing Commitment Parties’ consent, the filing by any Debtor or any of its Subsidiaries of any motion or other request with the Bankruptcy Court seeking authority to consummate a sale of material assets constituting DIP Collateral outside the ordinary course of business and not permitted hereunder;

(o) any Debtor shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any of its pre-petition Indebtedness or payables other than payments authorized or required by one or more First Day Orders or related “second day” orders or any of the Orders (or other orders with the consent of Required Financing Commitment Parties) and consistent with the then Approved DIP Budget; or

(p) the filing by any of the Debtors of a Reorganization Plan other than an Acceptable Plan;

SECTION 7.13 Specified Agreements. The events described on Schedule 7.13 shall have occurred.

then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Financing Commitment Parties shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; provided that prior to the exercise of any right described herein or in any other Loan Document, the Administrative Agent shall be required to provide five (5) business days’ written notice to the Remedies Notice Parties (as defined in the Orders) to the extent set forth in, and otherwise subject to the provisions of, the Orders.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Collateral Agent as their agents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the DIP Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement, the Security Documents, and the Orders.

The provisions of this Article VIII are solely for the benefit of Agents and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Loan Parties or any of their respective Subsidiaries.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable (nor shall any Lender or Loan Party have any right of action whatsoever against any Agent) for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under the Bankruptcy Code or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of the Bankruptcy Code. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Agents are not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it. The Agents shall not be responsible for any unsuitability, inadequacy, expiration or unfitness of any security interest created hereunder or pursuant to any other security documents pertaining to this matter nor shall it be obligated to make any investigation into, and shall be entitled to assume, the adequacy and fitness of any security interest created hereunder or pursuant to any other security document pertaining to this matter. In no event shall the Agents be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if such loss or damage was foreseeable or it has been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall the Agents be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld, conditioned or delayed) of the Borrower, to appoint a successor; provided that during the existence and continuation of an Event of Default pursuant to Sections 7.01 or 7.05, no consent of the Borrower shall be required. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retirement of the retiring Agent shall become effective on such 30th day and the retiring Agent may (but shall not have any obligation to do so), on behalf of the Lenders, appoint a successor Agent and, so long as no Event of Default pursuant to Sections 7.01 or 7.05 shall have occurred and be continuing, reasonably acceptable to the Borrower. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by fax or other electronic transmission (in PDF format) as follows:

(a) if to the Borrower, to it at 8001 Aerial Center Parkway, Morrisville, NC, 27560, Attention of Joel L. Thomas, Email: jlthomas@pyxus.com; and

(b) if to the Administrative Agent, to Cortland Capital Market Services LLC, 225 W. Washington St., 9th Floor, Chicago IL 60606 Attention of Steve Lenard, Email: cpc.agency@cortlandglobal.com and legal@cortlandglobal.com; and

(c) if to a Lender, to it at its address (email or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or other electronic transmission (in PDF format) on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of foreign, United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information (as defined below), they shall be treated as set forth in Section 9.17); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (A) the Loan Documents, (B) any notification of changes in the terms of the Credit Facility and (C) all information delivered pursuant to Sections 5.01(a), (b), (c), (d), (g), (p) and (r).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including foreign, United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of foreign, United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR

ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the communications have been posted to the Platform shall constitute effective delivery of the communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20, 9.05 and 9.17 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04 Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with notice to the Borrower and (except in the case of assignments in connection with the Initial Allocation or pursuant to Section 2.21(b)) the prior written consent of the Administrative Agent and the Borrower (not to be unreasonably withheld, conditioned or delayed); provided, however, that (i) except in the case of assignments in connection with the Initial Allocation or pursuant to Section 2.21(b), the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be not less than $1,000,000 (with respect to an assignment of Loans) (or, in any case, if less, the entire remaining amount of such Lender’s Commitment or Loans) without the prior written consent of the Administrative Agent and the Borrower (provided, that the consent of the Borrower shall not be required after the occurrence and during the continuance of any Event of Default referred to in Sections 7.01 or 7.05), (ii) except in the case of assignments in connection with the Initial Allocation or pursuant to Section 2.21(b), the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent and will not apply in the case of an assignment by a Lender to an Approved Fund that is managed by such Lender or an Affiliate of such Lender or by an entity or an Affiliate of an entity that administers or manages such Lender), (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms, (iv) all documents reasonably requested by the Administrative Agent pursuant to anti-money laundering rules and regulations and (v) the assignee must be or become a party to the RSA. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any fees accrued for its account and not yet paid).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment is as set forth in such Assignment and Acceptance; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee and is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior written notice. Borrower hereby designates Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 9.04(d), and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its Related Parties shall constitute an “Indemnitee” hereunder and be indemnified in accordance with Section 9.05(b) hereunder in connection with serving in such capacity.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower to such assignment and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 (subject to the requirements and limitations therein including the requirements under Section 2.20(e)) to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation), it being understood that the tax forms required under Section 2.20(e) shall be delivered to the participating Lender and (iv) the Borrower, the

Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or person has an interest, increasing or extending the Commitments in which such participating bank or person has an interest or releasing any Subsidiary Guarantor (other than pursuant to the terms thereof or in connection with the sale of such Subsidiary Guarantor in a transaction permitted by Section 6.04) or all or substantially all of the DIP Collateral). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21 with respect to any participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.17.

(h) Any Lender may at any time pledge or assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that

(i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any investor, potential investor, rating agency, commercial paper dealer, collateral manager, servicer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05 Expenses; Indemnity.

(a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and the Lenders in connection with the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent and the Lenders in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.05, or in connection with the Loans made issued hereunder, the negotiation and implementation of the RSA and an Acceptable Plan and any other matter, motion or order bearing on the validity, priority and/or repayment of the Obligations in accordance with the terms hereof, including the fees, charges and disbursements of Wachtell, Lipton, Rosen & Katz, Morris Nichols Arsht & Tunnell LLP, Macfarlanes LLP and De Brauw Blackstone Westbroek N.V., and the fees, charges and disbursements of the Lender Financial Advisor and, in connection with any such enforcement or protection, the fees, charges and disbursements of one counsel in each relevant additional jurisdiction (and any such additional counsel, if necessary, as a result of actual or potential conflicts of interest) for the Administrative Agent, the Collateral Agent and the Lenders.

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related reasonable out-of-pocket expenses, including reasonable fees, charges and disbursements of one counsel in each relevant jurisdiction (and any such additional counsel, if necessary, as a result of actual or potential conflicts of interest) for all Indemnitees, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions or any related transaction and the other transactions contemplated thereby (including the syndication of the Credit Facility), or, in the case of the Administrative Agent or Collateral Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Claim related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties or related expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted primarily from (1) the gross negligence, bad faith or willful misconduct of such Indemnitee or (2) a material breach of the obligations under this Agreement of such Indemnitee or any of such Indemnitee’s Affiliates or of any of its or their respective officers, directors, employees, agents, advisors or other representatives of the foregoing under this Agreement (as determined by a court of competent jurisdiction in a final and nonappealable decision) or (y) result from any proceeding (other than a proceeding against a party hereto acting pursuant to this Agreement or in its capacity as such or of any of its Affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing) solely between or among Indemnitees not arising from any act or omission of a Loan Party or any of its Affiliates.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section 9.05, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent (or any sub-agent of the foregoing) in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time.

(d) To the extent permitted by applicable law, neither the Borrower nor any Indemnitee shall assert, and each hereby waives, any claim against any Indemnitee or the Borrower and each of their respective Affiliates, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any Loan Document or other agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof; provided, that nothing contained in this sentence shall limit the Borrower’s indemnification obligations above to the extent such special, indirect, consequential and punitive damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification hereunder

(e) No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the Transactions.

(f) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable, within 30 days of written demand therefor with a reasonably detailed summary of the amounts claimed.

SECTION 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender or an Affiliate of such Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or an Affiliate of such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, provided that at such time such obligations are due or payable. The rights of each Lender and Affiliates of such Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender or an Affiliate of such Lender may have. Notwithstanding anything to the contrary contained herein or in any other Loan Document, each Secured Party expressly waives its right of setoff (and any similar right including bankers’ liens) with respect to all lockboxes, deposit accounts and other cash management accounts maintained by any grantor and into which any collections for Government Accounts are deposited. For purposes hereof, “Government Accounts” means all accounts on which any federal or state government unit or any intermediary for any federal or state government unit is the obligor.

SECTION 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, OR, AS APPLICABLE, THE BANKRUPTCY CODE.

SECTION 9.08 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as otherwise provided herein, neither this Agreement nor any provision hereof, may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, decrease the rate of interest on any Loan or reduce the amount of any fee payable hereunder, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any fees or any other amount due and payable hereunder to any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the sharing provisions of Section 2.18, the provisions of Section 9.04(j) or the provisions of this Section 9.08 or release all or substantially all of the value of the Subsidiary Guarantors (other than pursuant to the terms hereof or thereof or in connection with the sale of such Subsidiary Guarantor in a transaction permitted by Section 6.04) or all or substantially all of the DIP Collateral (or subordinate the Liens in favor of the Collateral Agent on all or substantially all of the DIP Collateral), without the prior written consent of each Lender, (iv) [reserved], (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC, (vi) [reserved], (vi) reduce the percentage contained in the definition of the term “Required Lenders,” or impose additional restrictions on the ability of the Lenders to assign their rights and obligations under the Loan Documents, without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments on the date hereof), (vii) amend the definition of “Financing Commitment Party” or “Required Financing Commitment Parties” without the prior written consent of each Financing Commitment Party, (viii) amend the definition of “Backstop Commitment Party” without the prior written consent of each Backstop Commitment Party or (ix) reduce the number or percentage of the Lenders required to consent, approve or otherwise take any action under the Loan Documents without the prior written consent of each Lender affected thereby; provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent; and (B) the Borrower and the Administrative Agent may amend or supplement this Agreement and any other Loan Documents, without the consent of any Lender, in order to (x) cure an obvious error or any error or omission of a technical or immaterial nature or (y) cause any other Loan Documents to be consistent with this Agreement.

SECTION 9.09 Certain Releases of Guarantees and Security Interests.

(a) Upon the closing of any sale, transfer or other disposition of all of the Equity Interests of any Subsidiary Guarantor permitted pursuant to Section 6.04, (i) the obligations of such Subsidiary Guarantor pursuant to the Guarantee Agreement shall automatically be discharged and released without any further action by the Collateral Agent or any Lender, and (ii) the Administrative Agent and the Lenders will, upon the reasonable request and at the sole expense of the Borrower, execute and deliver any instrument or other document in a form acceptable to the Collateral Agent which may reasonably be required to evidence such discharge and release, all without representation, recourse or warranty.

(b) Upon the closing of any sale, transfer or other disposition of Equity Interests of any Subsidiary Guarantor or any other Subsidiary of the Borrower permitted pursuant to Section 6.04, (i) the Collateral Agent shall release to the Borrower, without representation, warranty or recourse, express or implied, the pledged Equity Interests issued by such Subsidiary Guarantor and any pledged Equity Interests issued by any other Subsidiary, as applicable, held by such Subsidiary Guarantor, (ii) the Collateral Agent shall release its security interest in all DIP Collateral of such Subsidiary, and (iii) the Collateral Agent will, upon the request and at the sole expense of the Borrower, execute and deliver any instrument or other document in a form acceptable to the Collateral Agent which may reasonably be required to evidence such release.

(c) [Reserved].

(d) The Collateral Agent will, upon the request and at the sole expense of the Borrower, execute and deliver any instrument or other document in a form acceptable to the Collateral Agent which may be reasonably be required to discharge and release, all without representation, recourse or warranty, any Lien on any DIP Collateral granted to or held by the Collateral Agent under any Loan Document (i) upon Payment in Full of the Obligations, (ii) that is sold, transferred or otherwise disposed of or to be sold, transferred or otherwise disposed of as part of or in connection with any sale, transfer or other disposition permitted hereunder to a person other than the Borrower or any Subsidiary Guarantor, and upon consummation by the Borrower or any Subsidiary of any such sale, transfer or other disposition, any Lien granted by the Borrower or such Subsidiary under the Loan Documents on such DIP Collateral shall automatically be discharged and released, and (iii) the Collateral Agent and the Lenders will, upon the request and at the sole expense of the Borrower, execute and deliver any instrument or other document in a form acceptable to the Collateral Agent which may reasonably be required to evidence such discharge and release, all without representation, recourse or warranty.

(e) The Lenders hereby irrevocably authorize each of the Agents, at their option and in its discretion, to take the actions described in this Section 9.09. Upon request by any Agent at any time, the Borrower shall deliver a certificate to such Agent stating that any sale, transfer or other disposition described in this Section 9.09 is permitted under the Loan Documents. Upon request by any Agent at any time, the Required Lenders will confirm in writing the Agents’ authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations, in each case pursuant to this Section 9.09. The Agents shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 9.10 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.10 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.11 Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.14 Orders Control. To the extent that any specific provision hereof is inconsistent with any of the Orders, the Interim Order or Final Order (as applicable) shall control.

SECTION 9.15 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.16 Jurisdiction; Consent to Service of Process.

(a) During the pendency of the Cases, each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment (in each case other than with respect to any Security Document to the extent expressly provided otherwise therein), and each of the parties hereto hereby irrevocably and unconditionally agrees that, during the pendency of the Cases, all claims in respect of any such action or proceeding may be heard and determined in such Bankruptcy Court (in each case other than with respect to any Security Document to the extent expressly provided otherwise therein). Following the close of the Cases, the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment (in each case other than with respect to any Security Document to the extent expressly provided otherwise therein), and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court (in each case other than with respect to any Security Document to the extent expressly provided otherwise therein). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction following the close of the Cases.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents during the pendency of the Cases in the Bankruptcy Court or, following the close of the Cases, in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) Without limiting the foregoing, each of the Loan Parties (other than any Loan Party organized under the laws of the United States or any State thereof or the District of Columbia) irrevocably designates, appoints and empowers as of the Closing Date, the Borrower (the “Process Agent”), with an office on the Closing Date at 8001 Aerial Center Parkway, Morrisville, NC, 27560, as its authorized designee, appointee and agent to receive, accept and acknowledge on its behalf and for its property, service of copies of the summons and complaint and any other process which may be served in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party or for recognition and enforcement of any judgment in respect thereof; such service may be made by mailing or delivering a copy of such process to such Loan Party in care of the Process Agent at the Process Agent’s above address, and each such Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each of the Loan Parties (other than any Loan Party organized under the laws of the United States or any State thereof or the District of Columbia) further agrees to take any and all such action as may be necessary to maintain the designation and appointment of the Process Agent in full force in effect for a period of three years following the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder (other than contingent amounts not then due and payable); provided, that if the Process Agent shall cease to act as such, each such Loan Party agrees to promptly designate a new authorized designee, appointee and agent in New York City on the terms and for the purposes reasonably satisfactory to the Administrative Agent hereunder.

SECTION 9.17 Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel, numbering, administration and settlement service providers, and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.17, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.17. For the purposes of this Section 9.17, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that any Lender, the Administrative Agent or the Collateral Agent shall use commercially reasonable efforts give the Borrower prior notice of any disclosure pursuant to clause (c) to the extent permissible and reasonably practicable, except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority. Any person required to maintain the confidentiality of Information as provided in this Section 9.17 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

SECTION 9.18 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower or such Subsidiary and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower or such Subsidiary in accordance with the USA PATRIOT Act.

SECTION 9.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

The following terms shall for purposes of this Section 9.19 have the meanings set forth below:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, transfer or dilute shares issued by a UK Financial Institution, to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 9.20 No Fiduciary Relationship. The Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the other Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Collateral Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Collateral Agent, the Lenders and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and their Affiliates, and none of the Administrative Agent, the Collateral Agent, the Lenders and their Affiliates has any obligation to disclose any of such interests to the Borrower or any of their Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Collateral Agent, the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

PYXUS INTERNATIONAL, INC.

By:	/s/ Joel L. Thomas
Name:	Joel L. Thomas
Title:	Executive Vice President, Chief Financial Officer

Signature Page to DIP Credit Agreement

Cortland Capital Market Services LLC, as Administrative Agent and Collateral Agent

By:	/s/ Winnalynn N. Kantaris
Name:	Winnalynn N. Kantaris
Title:	Associate General Counsel

Signature Page to DIP Credit Agreement